Filed pursuant to Rule 424(b)(5)
Registration File No. 333-217042

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 12, 2017)

Maximum of 6,000,000 Shares

6.00% Series B Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

We are offering a maximum of 6,000,000 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), on a “reasonable best efforts” basis through our affiliated dealer manager, Gladstone Securities, LLC (“Gladstone Securities”). This prospectus supplement supersedes and replaces the prospectus supplement dated January 10, 2018. As of the date of this prospectus supplement, no shares of Series B Preferred Stock have been sold.

The offering of the Series B Preferred Stock will terminate on the date (the “Termination Date”) that is the earlier of (1) June 1, 2023 (unless earlier terminated or extended by our Board of Directors) and (2) the date on which all 6,000,000 shares of Series B Preferred Stock offered in the offering are sold.

We intend to pay monthly cash dividends on the Series B Preferred Stock at an annual rate of 6.00% of the $25.00 liquidation preference, or $1.50 per share per year. Subject to certain limitations, holders of the Series B Preferred Stock will have the option to redeem their shares of Series B Preferred Stock for cash commencing on the date of original issuance (or, if after the date of original issuance our Board of Directors suspends the redemption program of the holders of the Series B Preferred Stock, on the date our Board of Directors reinstates such program) following the tenth calendar day of such holder’s request to redeem shares of the Series B Preferred Stock, or if such tenth calendar day is not a business day, on the next succeeding business day, and terminating on the earlier of the date upon which our Board of Directors, by resolution, suspends or terminates the optional redemption right of the holders of Series B Preferred Stock or the date on which the Series B Preferred Stock is listed on the Nasdaq Global Market (“Nasdaq”) or another national securities exchange. The redemption price per share of Series B Preferred Stock will be equal to $22.50 in cash with no annual limit; provided, that our obligation to redeem shares at the option of a Series B Preferred Stockholder is limited to the extent that our Board of Directors determines, in its sole and absolute discretion, that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption. Our obligation to redeem shares at the option of a Series B Preferred Stockholder is further limited to the extent our Board of Directors suspends or terminates the optional redemption right after delivery of a holder’s request to redeem shares but prior to the corresponding redemption date. Our Board of Directors may suspend or terminate the optional redemption right of holders of Series B Preferred Stock at any time, for any reason or no reason, in its sole and absolute discretion.

Except in limited circumstances to preserve our status as a real estate investment trust (“REIT”), we, at our option, may not redeem shares of the Series B Preferred Stock prior to the later of (1) the one year anniversary of the Termination Date and (2) June 1, 2022. After such date, we may, at our sole option, redeem the shares at a redemption price of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but excluding, the date of redemption.

The Series B Preferred Stock will rank pari passu with our 6.375% Series A Cumulative Term Preferred Stock (the “Series A Preferred Stock”) and senior to our common stock with respect to payment of dividends and distribution of amounts on liquidation, dissolution and winding up. Holders of the Series B Preferred Stock generally will have no voting rights.

There is currently no public market for shares of the Series B Preferred Stock. We intend to apply to list the Series B Preferred Stock on Nasdaq or another national securities exchange within one calendar year of the Termination Date, however, there can be no assurance that a listing will be achieved in such timeframe, or at all. We do not expect a public market to develop before the shares are listed on Nasdaq or another national securities exchange, if at all.

We believe that we qualify, and have elected to be taxed as, a REIT for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our capital stock, including an ownership limit of 3.3% in value of our capital stock by any person. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Restrictions on Ownership and Transfer” in the accompanying prospectus for more information about these restrictions.

Investing in shares of the Series B Preferred Stock involves substantial risks that are described in the “Risk Factors” sections beginning on page S-11 of this prospectus supplement and on page 8 of the accompanying prospectus and discussed in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other reports and information that we file from time to time with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Maximum Offering(1)
Public offering price	$25.00	$150,000,000
Selling commissions(2)(3)	$1.75	$10,500,000
Dealer manager fee(2)(3)	$0.75	$4,500,000
Proceeds, before expenses, to us	$22.50	$135,000,000

(1)	Assumes that all shares of Series B Preferred Stock offered are sold.
(2)	The maximum selling commissions and the dealer manager fee will equal 7.0% and 3.0%, respectively, of aggregate gross proceeds in the offering. Each is payable to our dealer manager. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and to broker-dealers that are members of the Financial Industry Regulatory Authority (“FINRA”) and authorized by our dealer manager to sell shares of the Series B Preferred Stock, which we refer to as participating broker-dealers. The value of such items will be considered underwriting compensation in connection with the offering, and the corresponding payments of our dealer manager fee will be reduced by the aggregate value of such items. The combined selling commissions, dealer manager fee and such non-cash compensation will not exceed 10.0% of the aggregate gross proceeds of this offering, which is referred to as FINRA’s 10.0% cap. Our dealer manager will repay to us any excess payments made to our dealer manager over FINRA’s 10.0% cap if the offering is terminated prior to obtaining the maximum offering proceeds. See “Plan of Distribution” in this prospectus supplement. The selling commissions and the dealer manager fee may be reduced or eliminated with regard to Shares sold to or for the account of certain categories of purchasers. See “Plan of Distribution” in this prospectus supplement.
(3)	Our dealer manager may reallow all or a portion of its selling commissions attributable to participating broker-dealers. In addition, our dealer manager also may reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing or due diligence allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

The dealer manager is not required to sell any specific number of shares or dollar amount of Series B Preferred Stock, but will use its “reasonable best efforts” to sell the shares offered. There will be a minimum permitted purchase of $5,000, or 200 shares of the Series B Preferred Stock, but purchases of less than $5,000 may be made in our discretion in consultation with our dealer manager. Should the offering continue beyond April 12, 2020 (which is the third anniversary of the effective date of the registration statement of which this prospectus supplement forms a part), we will further supplement the prospectus accordingly, if required. We may terminate this offering at any time, or may offer pursuant to a new registration statement, including a follow-on registration statement.

We will sell shares of the Series B Preferred Stock through Depository Trust Company (“DTC”) settlement (“DTC Settlement”) or, under special circumstances, through Direct Registration System settlement (“DRS Settlement”). See “Plan of Distribution” in this prospectus supplement for a description of these settlement methods.

Gladstone Securities, LLC

as Dealer Manager

The date of this prospectus supplement is May 31, 2018

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is presented in two parts. The first part is comprised of this prospectus supplement, which describes the specific terms of this offering of Series B Preferred Stock and certain other matters relating to us. The second part, the accompanying prospectus, contains more general information, some of which does not apply to this offering, regarding securities that we may offer from time to time. To the extent that the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents that we previously filed with the SEC, the information in this prospectus supplement will supersede such information.

This prospectus supplement is part of a registration statement on Form S-3 (Registration No. 333-217042) that we have filed with the SEC relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules thereto in accordance with the rules and regulations of the SEC, and we refer you to such omitted information. It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and this offering of the securities may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves of and observe any such restrictions.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus supplement, the accompanying prospectus, and any information incorporated by reference herein. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any information incorporated by reference herein. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus are delivered or securities are sold on a later date.

The shares of Series B Preferred Stock do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with theses safe harbor provisions. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future performance and financial condition, results of operations and funds from operations (“FFO”), our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “could,” “should,” “would” and variations of these words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our ability to implement our business plan, including our ability to continue to expand both geographically and by crop type;

•	pending and future transactions;

•	our projected operating results;

•	our ability to obtain future financing arrangements on favorable terms;

•	estimates relating to our future distributions;

•	estimates regarding potential rental rate increases and occupancy rates;

•	our understanding of our competition and our ability to compete effectively;

•	market and industry trends;

•	estimates of our future operating expenses, including payments to Gladstone Management Corporation and Gladstone Administration, LLC under the terms of our second amended and restated investment advisory agreement (the “Advisory Agreement”) with our Adviser (as defined below) and our second amended and restated administration agreement (the “Administration Agreement”) with our Administrator (as defined below), respectively;

•	our compliance with tax laws, including our ability to maintain our qualification as a REIT for federal income tax purposes;

•	projected capital expenditures;

•	ability to sell shares in this offering in the amounts and on the terms contemplated, or at all;

•	use of the proceeds of this offering;

•	our ability to redeem the Series B Preferred Stock; and

•	availability of our line of credit, mortgage notes payable, future stock offerings and other future capital resources, if any.

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The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

•	our ability to successfully complete pending and future property acquisitions;

•	general volatility of the capital markets and the market price of our capital stock;

•	failure to maintain our qualification as a REIT and risks of change in laws that affect REITs;

•	risks associated with negotiation and consummation of pending and future transactions;

•	changes in our business and investment strategy;

•	the adequacy of our cash reserves and working capital;

•	our failure to successfully integrate and operate acquired properties and operations;

•	defaults upon or non-renewal of leases by tenants;

•	decreased rental rates or increased vacancy rates;

•	the degree and nature of our competition, including other agricultural REITs;

•	availability, terms and deployment of capital, including the ability to maintain and borrow under our line of credit, arrange for long-term mortgages on our properties and raise equity capital;

•	our Adviser’s and our Administrator’s ability to identify, hire and retain highly-qualified personnel in the future;

•	changes in the environment, our industry, interest rates or the general economy;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	changes in governmental regulations, tax rates and similar matters;

•	environmental liabilities for certain of our properties and uncertainties and risks related to natural disasters or climatic changes impacting the regions in which our tenants operate; and

•	the loss of any of our key executive officers, such as Mr. David Gladstone, our chairman, president and chief executive officer, and Mr. Terry Lee Brubaker, our vice chairman and chief operating officer.

This list of risks and uncertainties, however, is only a summary of some of the most important factors to us and is not intended to be exhaustive. You should carefully review the risks and information contained, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including, without limitation, the “Risk Factors” incorporated by reference herein and therein from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other reports and information that we file with the SEC from time to time. New factors may also emerge from time to time that could materially and adversely affect us.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and may not contain all of the information that may be important to you in deciding whether to invest in shares of the Series B Preferred Stock. To understand this offering fully prior to making an investment decision, you should carefully read this prospectus supplement, including the “Risk Factors” sections beginning on page S-11 of this prospectus supplement, the accompanying prospectus, our most recent Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 20, 2018, our Quarterly Reports on Form 10-Q and other reports and information that we file from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, including the financial statements and notes to those financial statements.

Unless the context otherwise requires or indicates, each reference in this prospectus supplement and the accompanying prospectus to (i) “we,” “our,” “us” and the “Company” means Gladstone Land Corporation, a Maryland corporation and its consolidated subsidiaries, (ii) “Operating Partnership” means Gladstone Land Limited Partnership, a majority-owned, consolidated subsidiary of the Company and a Delaware limited partnership, (iii) “Adviser” means Gladstone Management Corporation, the external adviser of the Company and a Delaware corporation, and (iv) “Administrator” means Gladstone Administration, LLC, the external administrator of the Company and a Delaware limited liability company.

The Company

We are an externally-managed, agricultural REIT that was re-incorporated in Maryland on March 24, 2011, having been previously re-incorporated in Delaware on May 25, 2004. With the exception of one farm in Ventura County, California, which is currently leased (on a temporary basis) to a wholly-owned subsidiary of ours, we are primarily in the business of owning and leasing farmland; we are not a grower, nor do we farm the properties we own. Upon the pricing of our initial public offering (the “IPO”) on January 29, 2013, shares of our common stock began trading on Nasdaq under the symbol “LAND.” Shares of the Series A Preferred Stock are traded on Nasdaq under the symbol “LANDP.”

Prior to 2004, we were engaged in the owning and leasing of farmland, as well as an agricultural operating business whereby we engaged in the farming, contract growing, packaging, marketing and distribution of fresh berries, including commission selling and contract cooling services to independent berry growers. In 2004, we sold our agricultural operating business, and since then, except for the farm in Ventura County, California, our operations have consisted solely of leasing our farms to third-party tenants.

As of March 31, 2018, we owned 75 farms comprised of 63,351 total acres across nine states in the United States (Arizona, California, Colorado, Florida, Michigan, Nebraska, North Carolina, Oregon and Washington). We also own several farm-related facilities, such as cooling facilities, buildings utilized for the storage and assembly of boxes for shipping produce (“box barns”), packinghouses, processing facilities and various storage facilities. As of March 31, 2018, these 75 farms and facilities were leased to 52 different, unrelated tenants that are either independent or corporate farming operations. Historically, our farmland has predominantly been concentrated in locations where tenants are able to grow annual row crops, such as certain types of berries and vegetables, which are generally planted and harvested annually or more frequently. However, during 2013, we began to diversify the variety of crops grown on our properties, and we now own several farms that grow permanent crops, such as almonds, pistachios and blueberries, as well as some farms that grow commodity crops, such as corn and beans. While our focus remains on farmland growing fresh produce annual row crops, in the future, we may acquire land that grows additional permanent crops, such as fruit or nut trees or bushes and wine berries or grapes, as well as commodity crops, such as grains. We may also acquire more farm-related property, such as cooling facilities, freezer buildings, packinghouses, box barns, silos, storage facilities, greenhouses, processing plants and distribution centers.

Most of our leases are on a triple-net basis, an arrangement under which, in addition to rent, the tenant is required to pay the related taxes, insurance costs (which would include drought insurance if we were to acquire properties that depend upon rainwater for irrigation), maintenance and other operating costs. We may also elect to sell farmland at certain times, such as when the land could be developed by others for urban or suburban uses. We generally do not intend to enter into the business of growing, packing or marketing farmed products; however, as is the case with one farm located in Ventura County, California (see “—Recent Developments—Related-Party Activity” below), we expect that it would be through our taxable REIT subsidiary (the “TRS”), Gladstone Land Advisers, Inc. (“Land Advisers”), a wholly-owned subsidiary of the Operating Partnership.

We conduct substantially all of our business activities through an umbrella partnership real estate investment trust structure, by which all of our properties and any mortgage loans we may make are held, directly or indirectly, by the Operating Partnership. We have in the past, and may in the future, offer equity ownership in the Operating Partnership by issuing units of limited partnership interest in the Operating Partnership (“OP Units”) to farmland owners from time to time in consideration for acquiring their farms. We control the sole general partner of the Operating Partnership, and as of March 31, 2018, we owned, directly or indirectly, approximately 94.1% of the OP Units. See “The Company—Our Investment Process—Types of Investments” in the accompanying prospectus for additional information regarding OP Units.

On September 3, 2014, we filed our 2013 federal income tax return, on which we elected to be taxed as a REIT for federal tax purposes beginning with the year ended December 31, 2013. As a REIT, we generally will not be subject to U.S. federal income tax if we distribute at least 90% of our taxable income to our stockholders. In addition, we have elected for Land Advisers to be treated as a TRS of ours. We may own or manage our assets and engage in other activities through Land Advisers or another TRS we form or acquire when we deem it necessary or advisable. The taxable income generated by any TRS will be subject to regular corporate income tax. Through March 31, 2018, we have not conducted any operations through Land Advisers, other than the farm in Ventura County, California; see “—Recent Developments—Related-Party Activity” below for operations conducted by Land Advisers since March 31, 2018.

Subject to certain restrictions and limitations, and pursuant to contractual agreements, our business is managed by our Adviser, a registered investment adviser with the SEC; and administrative services are provided to us by our Administrator. Our Adviser and our Administrator are indirectly 100% owned and controlled by David Gladstone, our chief executive officer, president, chairman of our Board of Directors and our largest stockholder. Our Adviser and our Administrator collectively employ the personnel engaged in our activities and pay directly their salaries, benefits and general expenses.

Our executive offices are located at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102, and our telephone number is (703) 287-5800. Our website address is www.GladstoneLand.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus supplement, the accompanying prospectus or any free writing prospectus or incorporated into any other filings that we make with the SEC.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors:

•	Innovative Business Strategy: We are the first public company formed primarily to own and lease farmland with the goal of providing investors with steady income and capital appreciation, as well as a hedge against inflation.

•	Experienced Management Team: We are managed by an affiliated investment advisor registered with the SEC with over $2.4 billion of assets under management as of March 31, 2018. Our management team has a successful track record of underwriting agricultural real estate and conducting extensive due diligence on the management teams, cash flows, financial statements and risk ratings of our respective tenants. In addition, our chief executive officer has unique industry knowledge as a former owner of Coastal Berry Company (from 1997-2004)—then one of the largest integrated berry and vegetable growers, marketers, and shippers in California.

•	Focused Business Model: Our business model seeks to foster investment opportunities that are generated from our strategic relationships with agricultural real estate brokers and corporate and independent farmers.

•	Attractive Market Opportunities: We believe that attractive investment opportunities currently exist that will allow us to capitalize on investing in farmland that has demonstrated relatively steady appreciation in value and increases in rental rates with relatively low volatility.

•	Conservative Dual Underwriting Strategy: When underwriting a tenant’s farming operations and the real estate it occupies, we focus on the cash flow of the tenant and management of the farming operations as well as the intrinsic value of the property, including evaluation of access to water and other attributes.

•	Proven Ability to Execute Business Model: From our IPO in January 2013 through March 31, 2018, we have invested approximately $417.9 million into the acquisition of 64 new farms, and an additional $19.1 million has been invested in the form of capital improvements on existing farms.

•	Distribution Stability: From our IPO in January 2013 through March 31, 2018, we have made 63 consecutive monthly distributions on our common stock. We currently pay monthly distributions (declared quarterly) to holders of our common stock at a rate of $0.04425 per share.

Recent Developments

Portfolio Activity

Completed Acquisitions

On January 31, 2018, we acquired a 161-acre farm in Kern, California (“Taft Highway”) that grows potatoes and melons for $2.9 million.

On March 13, 2018, we acquired a 176-acre farm in Van Buren, Michigan (“Cemetery Road”) that grows blueberries for $2.1 million.

Financing Activity

On March 13, 2018, in connection with the acquisition of Cemetery Road, we closed on a term loan from Farmer Mac for $1.3 million. The loan is scheduled to mature on March 13, 2028, and will bear interest at a fixed rate of 4.47% per annum, fixed throughout its term.

On April 11, 2018, in connection with the acquisition of Taft Highway, we closed on a term loan from Farm Credit West for $1.5 million. The mortgage note is scheduled to mature on May 1, 2038 and will bear interest (before interest patronage) at a fixed rate of 4.99% per annum through April 2023, thereafter converting to a variable rate determined by Farm Credit West unless another fixed rate is established.

Related-Party Activity

On October 17, 2017, Land Advisers entered into an Assignment and Assumption of Agricultural Lease (the “Assigned TRS Lease”) with the previously-existing tenant on one of our farms located in Ventura County,

California. The Assigned TRS Lease, as amended, is scheduled to expire on July 31, 2018. In addition, in connection with the initial operations on the farm, on October 17, 2017, Land Advisers issued a $1.7 million unsecured promissory note to us that is scheduled to mature on July 31, 2018, and bears interest at a rate equal to the prime rate plus a spread of 5.0% per annum.

Equity Activity

March 2018 Offering

On March 27, 2018, we completed a public offering of 1,100,000 shares of our common stock at a public offering price of $12.15 per share (the “March 2018 Offering”). The March 2018 Offering settled on March 29, 2018, and resulted in gross proceeds of approximately $13.4 million and net proceeds, after deducting underwriting discounts and direct offering expenses borne by us, of approximately $12.7 million. On April 4, 2018, the underwriters exercised the over-allotment option in connection with the March 2018 Offering, and, as a result, we issued an additional 165,000 shares of common stock. The over-allotment settled on April 9, 2018, and resulted in gross proceeds of approximately $2.0 million and net proceeds, after deducting underwriting discounts and direct offering expenses borne by us, of approximately $1.9 million. We used the proceeds received from the March 2018 Offering to repay existing indebtedness and for other general corporate purposes.

Series B Preferred Stock

On May 30, 2018, we filed articles supplementary for the Series B Preferred Stock offered by this prospectus supplement. See “Description of the Series B Preferred Stock.” No shares of Series B Preferred Stock have been sold as of the date of this prospectus supplement.

Redemption of OP Units

Since January 1, 2018, through March 31, 2018, a total of 37,500 OP Units were tendered for redemption. As a result, we issued 7,700 shares of common stock (in exchange for 7,700 of the tendered OP Units), and we satisfied the redemption of the remaining 29,800 of the tendered OP Units with a cash payment of approximately $400,000 (approximately $13.42 per OP Unit). Currently, there are 970,605 OP Units held by non-controlling limited partners outstanding and eligible to be tendered for redemption.

ATM Program

Since January 1, 2018, through March 31, 2018, 316,925 shares of our common stock have been sold under our at-the-market program (the “ATM Program”) at an average sales price of $13.00 per share for both gross and net proceeds of approximately $4.1 million. To date, 925,561 shares of our common stock have been sold at an average sales price of $12.83 per share under the ATM Program for gross proceeds of approximately $11.9 million and net proceeds (after deducting offering expenses borne by us) of approximately $11.7 million.

Distributions

On January 9, 2018, our Board of Directors declared the following monthly cash distributions to common stockholders and holders of our Series A Preferred Stock, which distributions were paid by the Company during the three months ended March 31, 2018:

Record Date	Payment Date	Distribution per Common Share	Dividend per share of Series A Preferred Stock
January 22, 2018	January 31, 2018	$0.04425	$0.1328125
February 16, 2018	February 28, 2018	0.04425	0.1328125
March 20, 2018	March 30, 2018	0.04425	0.1328125

Total:		$0.13275	$0.3984375

The distribution amounts paid to common stockholders were also paid as distributions on each OP Unit held by non-controlling limited partners of the Operating Partnership as of the above record dates.

On April 10, 2018, our Board of Directors declared the following monthly cash distributions to common stockholders and holders of our Series A Preferred Stock:

Record Date	Payment Date	Distribution per Common Share	Dividend per share of Series A Preferred Stock
April 20, 2018	April 30, 2018	$0.0443	$0.1328125
May 22, 2018	May 31, 2018	0.0443	0.1328125
June 20, 2018	June 29, 2018	0.0443	0.1328125

Total:		$0.1329	$0.3984375

The distribution amounts paid to common stockholders will also be paid as distributions on each OP Unit held by non-controlling limited partners of the Operating Partnership as of the above record dates.

The Offering

Issuer	Gladstone Land Corporation

Securities Offered	Maximum of 6,000,000 shares of Series B Preferred Stock through our dealer manager on a “reasonable best efforts” basis.

Series B Preferred Stock To Be Outstanding After the Offering	6,000,000 shares of Series B Preferred Stock.

Term of the Offering	The offering of the Series B Preferred Stock will terminate on the date (the “Termination Date”) that is the earlier of (1) June 1, 2023 (unless earlier terminated or extended by our Board of Directors) or (2) the date on which all 6,000,000 shares offered in the offering are sold. We anticipate having a bi-monthly closing cycle for the offering, with closings occurring on or about the first and third Thursday of each calendar month.

We reserve the right to terminate the offering at any time in our sole discretion.

Minimum Investment	There will be a minimum permitted purchase of $5,000, or 200 shares of the Series B Preferred Stock, but purchases of less than $5,000 may be made in our discretion in consultation with our dealer manager.

Estimated Use of proceeds	Assuming that we sell all 6,000,000 shares offered in the offering over the course of five years, we estimate that our net proceeds from the this offering will be approximately $131.3 million after deducting estimated offering expenses, including the maximum selling commissions and the dealer manager fee, payable by us of approximately $18.7 million. We intend to use the proceeds from this offering to repay existing indebtedness, fund future acquisitions and for other general corporate purposes. See “Estimated Use of Proceeds.”

Dividends	Holders of Series B Preferred Stock will be entitled to preferential cumulative cash dividends on the Series B Preferred Stock at a rate of 6.00% per annum of the $25.00 per share liquidation preference (equivalent to $1.50 per annum per share). When, as and if authorized by our Board of Directors and declared by us, dividends on the Series B Preferred Stock will be payable monthly in arrears, on or about the fifth day of each month for dividends accrued the previous month or such later date as our Board of Directors may designate.

Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. If a share of the Series B Preferred Stock is issued prior to the record date for a dividend period in which such share is issued, dividends on such share will accrue and be cumulative from (but excluding) the last day of the most recent dividend period for which dividends have been paid or, if no dividends have been paid, from the date of issuance. If a share of the

Series B Preferred Stock is issued after the record date for the dividend period in which such share is issued, dividends on such share will accrue and be cumulative from the beginning of the first dividend period commencing after its issuance.

Dividends on the Series B Preferred Stock will accrue whether or not (1) the payment of such dividends is restricted by law or any agreement to which we are a party, (2) we have earnings, (3) there are funds legally available for the payment of such dividends and (4) such dividends are authorized and declared. Accrued dividends on the Series B Preferred Stock will not bear interest. Our Board of Directors will have ultimate discretion to determine the amount and timing of these distributions. Holders of the Series B Preferred Stock are not eligible to participate in the Company’s dividend reinvestment plan.

Ranking	The Series B Preferred Stock will rank, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to all classes or series of our common stock and any future class or series of our capital stock expressly designated as ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up;

•	on parity with the Series A Preferred Stock and any future class or series of our capital stock expressly designated as ranking on parity with the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up;

•	junior to any future class or series of our capital stock expressly designated as ranking senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up, none of which exists on the date hereof; and

•	junior to all of our existing and future indebtedness.

Redemption by Stockholders	Optional Redemption upon Death. Subject to certain conditions, including the limitations described under “Description of the Series B Preferred Stock—Redemption by Stockholders—Stockholder Redemption Option”, commencing on the date of original issuance and terminating upon the listing of the Series B Preferred Stock on Nasdaq or another national securities exchange, shares of Series B Preferred Stock held by a natural person upon his or her death may be redeemed at the written request of the holder’s estate for a cash payment of $25.00 per share of Series B Preferred Stock following the tenth calendar day of such estate’s request to redeem shares of the Series B Preferred Stock, or, if such tenth calendar day is not a business day, on the next succeeding business day (each such date, a “Death Redemption Date”).

Stockholder Redemption Option. Subject to the limitations described under “Description of the Series B Preferred Stock—Redemption by Stockholders—Stockholder Redemption Option,” and subject to the notice and other requirements described under “—Redemption Procedures,” commencing on the date of original issuance, following the tenth calendar day of such holder’s request to redeem shares of the Series B Preferred Stock (a “Stockholder Redemption Notice”), or, if such tenth calendar day is not a business day, on the next succeeding business day, and terminating on the earlier to occur of (1) the date upon which our Board of Directors, by resolution, suspends or terminates the optional redemption right of the holders of Series B Preferred Stock and (2) the date on which shares of the Series B Preferred Stock are listed on Nasdaq or another national securities exchange. Holders of the Series B Preferred Stock may, at their option, redeem any or all of their shares of Series B Preferred Stock for a cash payment of $22.50 per share of Series B Preferred Stock (each such date, a “Stockholder Redemption Date”). We may suspend or terminate the redemption program at any time in our sole and absolute discretion. The maximum dollar amount that we will make available each calendar year to redeem shares of Series B Preferred Stock will not be subject to an annual limit; provided, that our obligation to redeem shares at the option of a Series B Preferred Stockholder is limited to the extent that our Board of Directors determines, in its sole and absolute discretion, that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption. Our obligation to redeem shares at the option of a Series B Preferred Stockholder is further limited to the extent our Board of Directors suspends or terminates the optional redemption right after delivery of a Stockholder Redemption Notice but prior to the corresponding Stockholder Redemption Date, which the Board of Directors may do at any time, for any reason or no reason, in its absolute and sole discretion.

Optional Redemption by the Company	Except in limited circumstances relating to our continuing qualification as a REIT, we may not redeem the Series B Preferred Stock prior to the later of (1) the one-year anniversary of the Termination Date and (2) June 1, 2022. On and after the later of (1) the one-year anniversary of the Termination Date and (2) June 1, 2022, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, by payment of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to but excluding the date of redemption.

Liquidation Preference	Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment will be made to holders of our common stock or any other class or series of capital stock ranking junior to our shares of Series B Preferred Stock, the holders of shares of Series B Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to $25.00 per share, plus an amount equal to any accumulated but unpaid dividends.

No Maturity, Sinking Fund or Mandatory Redemption	The Series B Preferred Stock has no stated maturity date, is not subject to any sinking fund, and except as described in “Description of the Series B Preferred Stock—Redemption by Stockholders—Optional Redemption Following Death of a Holder,” is not subject to mandatory redemption. We are not required to set aside funds to redeem the Series B Preferred Stock. Accordingly, shares of the Series B Preferred Stock may remain outstanding indefinitely unless and until we decide to redeem the shares at our option or holders elect to cause us to redeem their shares under the permitted circumstances described in this prospectus supplement.

Voting Rights	Holders of the Series B Preferred Stock generally have no voting rights. However, if dividends on any shares of the Series B Preferred Stock are in arrears for 18 or more consecutive months, then holders of the Series B Preferred Stock (voting together with holders of the Series A Preferred Stock and any other class of our capital stock ranking on parity with the Series B Preferred Stock with respect to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up and upon which like voting rights have been conferred) will have the right to elect two additional directors to serve on our Board of Directors until such dividend arrearage shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. Further, we may not amend, alter or repeal our charter, whether by merger, consolidation or otherwise, in a manner that would materially and adversely affect the rights, preferences, privileges or voting power of the Series B Preferred Stock without the affirmative vote of at least two-thirds of the shares of Series B Preferred Stock then outstanding.

U.S. Federal Income Taxes	Prospective investors are urged to consult their own tax advisors regarding these matters in light of their personal investment circumstances.

Listing	There is currently no public market for shares of Series B Preferred Stock. We intend to apply to list the Series B Preferred Stock on Nasdaq or another national securities exchange within one calendar year of the Termination Date, however, there can be no assurance that a listing will be achieved in such timeframe, or at all. We do not expect a public market to develop before the shares are listed on Nasdaq or another national securities exchange, if at all.

Covered Security

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it is equal to or greater than the seniority of other securities from the same issuer that are listed on a national exchange, such as Nasdaq. The Series B Preferred Stock is a covered security because it is senior to our common stock and equal in seniority to the Series A Preferred Stock, each of which is listed on Nasdaq, and therefore the Series B Preferred Stock is exempt from state registration and qualification.

There are several advantages to both issuers and investors of a non-traded security being deemed a covered security. These include:

•	More Investors—Covered securities can be purchased by a broader range of investors than can non-covered securities. Non-covered securities are subject to suitability requirements that vary from state to state. These so-called “Blue Sky” regulations often prohibit the sale of securities to certain investors and may prohibit the sale of securities altogether until a specific volume of sales have been achieved.

•	Issuance Costs—Covered securities may have lower issuance costs since they avoid the expense of dealing with the various regulations of each of the 50 United States (“U.S.”), Washington, D.C., and U.S. territories. This could save time and money and allows issuers of covered securities the flexibility to enter the real estate markets at a time of their choosing. We believe that all investors of the issuer would benefit from any lower issuance costs that may be achieved.

There are several disadvantages to investors of a security being deemed a covered security. These include:

•	Lack of Suitability Standards—Since there are no investor eligibility requirements, there is no prohibition on the sale of the securities to certain investors, including investors for whom the securities may not be a suitable investment.

•	No State Review—Investors will not receive an additional level of review and possible protection afforded by the various state regulators.

RISK FACTORS

An investment in shares of the Series B Preferred Stock involves a high degree of risk. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below, in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other information that we file from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether an investment in shares of the Series B Preferred Stock is suitable for you. If any of the risks contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition, liquidity, results of operations, FFO, adjusted funds from operations or our prospects could be materially and adversely affected, we may not be able to timely pay the dividends accrued on the Series B Preferred Stock, the value of the Series B Preferred Stock could decline and you may lose all or part of your investment. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See the “Forward-Looking Statements” sections in this prospectus supplement and in the accompanying prospectus.

There will initially be no public market for the Series B Preferred Stock as we do not intend to apply for listing on Nasdaq until after the Termination Date, and even after listing, if achieved, a liquid secondary trading market may not develop and the features of the Series B Preferred Stock may not provide you with favorable liquidity options.

There is currently no public market for the Series B Preferred Stock, and we do not intend to apply to list the Series B Preferred Stock on Nasdaq or another national securities exchange or to include these shares for listing on any national securities market until the calendar year following the Termination Date. Until shares of the Series B Preferred Stock are listed on Nasdaq or another national securities exchange, if ever, holders of such shares may be unable to sell them at all or, if they are able to, only at substantial discounts from the liquidation preference. Even if the Series B Preferred Stock is listed on Nasdaq or another national securities exchange within one calendar year of the Termination Date, as anticipated, there is a risk that such shares may be thinly traded, and the market for such shares may be relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features. Additionally, our charter contains restrictions on the ownership and transfer of our securities, including the Series B Preferred Stock, and these restrictions may inhibit your ability to sell the Series B Preferred Stock promptly, or at all. Also, since the Series B Preferred Stock does not have a stated maturity date, you may be forced to hold your Series B Preferred Stock and receive stated dividends on the shares of Series B Preferred Stock when, as and if authorized by our Board of Directors and declared by us with no assurance as to ever receiving the liquidation preference. Therefore, you should purchase shares of the Series B Preferred Stock only as a long-term investment.

The Series B Preferred Stock will not be rated.

We do not intend to have the Series B Preferred Stock rated by any rating agency. Unrated securities are usually valued at a discount to similar, rated securities. As a result, there is a risk that the Series B Preferred Stock may be valued or trade at a price that is lower than the shares might otherwise trade if rated by a rating agency.

It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series B Preferred Stock. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series B Preferred Stock in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the value of the Series B Preferred Stock or the trading price on any market on which it may trade.

Dividend payments on the Series B Preferred Stock are not guaranteed.

Although dividends on the Series B Preferred Stock are cumulative, our Board of Directors must approve the actual payment of the dividends. Our Board of Directors can elect at any time or from time to time, and for an indefinite duration, not to pay any or all accrued dividends. Our Board of Directors could elect to suspend dividends for any reason, and may be prohibited from approving dividends in the following instances:

•	poor historical or projected cash flows;

•	the need to make payments on our indebtedness;

•	concluding that payment of distributions on the Series B Preferred Stock would cause us to breach the terms of any indebtedness or other instrument or agreement; or

•	determining that the payment of dividends would violate applicable law regarding unlawful distributions to stockholders.

We operate as a holding company dependent upon the assets and operations of our subsidiaries, and because of our structure, we may not be able to generate the funds necessary to make distributions on the Series B Preferred Stock.

We generally operate as a holding company that conducts its businesses primarily through the Operating Partnership, which in turn is a holding company conducting its business through its subsidiaries. These subsidiaries conduct all of our operations and are our only sources of income. Accordingly, we are dependent on cash flows and payments of funds to us by our subsidiaries as distributions, loans, advances, leases or other payments from our subsidiaries to generate the funds necessary to make distributions or dividends on our securities. Our subsidiaries’ ability to pay such distributions and/or make such loans, advances, leases or other payments may be restricted by, among other things, applicable laws and regulations, current and future debt agreements and management agreements into which our subsidiaries may enter, which may impair our ability to make cash payments on our securities, including the Series B Preferred Stock. In addition, such agreements may prohibit or limit the ability of our subsidiaries to transfer any of their property or assets to us, any of our other subsidiaries or to third parties. Our future indebtedness or our subsidiaries’ future indebtedness may also include restrictions with similar effects.

In addition, because we are a holding company, stockholders’ claims will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of the Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, claims of holders of the Series B Preferred Stock will be satisfied only after all of our and the Operating Partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

We will be required to terminate this offering if both our common stock and the Series A Preferred Stock are no longer listed on Nasdaq or another national securities exchange.

The Series B Preferred Stock is a “covered security” and therefore is not subject to registration under the state securities, or “Blue Sky,” regulations in the various states in which it may be sold due to its seniority to our common stock, which is listed on Nasdaq. If both our common stock and the Series A Preferred Stock are no longer listed on Nasdaq or another national securities exchange, we will be required to register this offering in any state in which we offer shares of the Series B Preferred Stock. This would effectively require the termination of this offering and could result in our raising an amount of gross proceeds that is substantially less than the amount of the gross proceeds we expect to raise if the maximum offering is sold. This would reduce our ability to make additional investments and limit the diversification of our portfolio.

The Series B Preferred Stock will bear a risk of redemption by us.

Except in limited circumstances relating to our continuing qualification as a REIT, we, at our option, may not redeem shares of the Series B Preferred Stock prior to the later of (1) the first anniversary of the Termination

Date and (2) June 1, 2022. Any such redemptions may occur at a time that is unfavorable to holders of the Series B Preferred Stock. We may have an incentive to redeem the Series B Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a dividend or interest rate that is lower than the dividend rate on the Series B Preferred Stock. For further information regarding our ability to redeem the Series B Preferred Stock, see “Description of the Series B Preferred Stock—Redemption.”

Your option to request redemption of your Series B Preferred Stock is subject to the continuation of the redemption program and our availability of funds, each in the sole and absolute discretion of our Board of Directors, and may also be limited by law.

Our Board of Directors may terminate or suspend the redemption program at any time for any reason in its sole and absolute discretion. Therefore, our obligation to redeem shares at the option of a Series B Preferred Stockholder is limited to the extent our Board of Directors suspends or terminates the optional redemption right for any reason, including after delivery of a Stockholder Redemption Notice but prior to the corresponding Stockholder Redemption Date. Our obligation to redeem shares at the option of a Series B Preferred Stockholder is also limited to the extent that our Board of Directors determines, in its sole and absolute discretion, that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption. If you deliver a request to redeem your shares of Series B Preferred Stock, but our Board of Directors determines we do not have sufficient funds available to fund such redemption (even if there is sufficient funding as determined under applicable law), you may only be able to redeem a portion of your shares or not be able to redeem any of your shares.

Our ability to pay dividends and/or redeem shares of Series B Preferred Stock may be limited by Maryland law.

Under Maryland law, a corporation may pay dividends and redeem stock as long as, after giving effect to the payment or redemption, the corporation is able to pay its debts as they become due in the usual course of business (the equity solvency test) and its total assets exceed the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the payment or redemption, to satisfy the preferential rights upon dissolution of stockholders when preferential rights on dissolution are superior to those whose stock is being redeemed (the balance sheet solvency test). If we are insolvent at any time when a redemption of shares of Series B Preferred Stock is desired or required to be made, we may not be able to effect such redemption.

The cash distributions you receive may be less frequent or lower in amount than you expect.

Our Board of Directors intends to pay distributions on the Series B Preferred Stock monthly in arrears on or about the fifth day of each month for dividends accrued the previous month (or such later date as our Board of Directors may designate) in an amount equal to $1.50 per share per year. However, our Board of Directors has ultimate discretion to determine the amount and timing of these distributions. In making this determination, our Board of Directors will consider all relevant factors, including the amount of cash available for distribution, capital expenditure and reserve requirements and general operational requirements. We cannot assure you that we will consistently be able to generate sufficient available cash flow to fund distributions on the Series B Preferred Stock at the stated dividend rate nor can we assure you that sufficient cash will be available to make distributions to you. We cannot predict the amount of distributions you may receive and we may be unable to pay distributions over time. Our inability to acquire additional properties or make real estate-related investments or operate profitably may have a negative effect on our ability to generate sufficient cash flow from operations to pay distributions on the Series B Preferred Stock.

If you elect to exercise the Stockholder Redemption Option, the cash payment that you receive as a result of your option redemption will be a substantial discount to the price that you paid for the shares of Series B Preferred Stock in this offering.

The cash payment that stockholders who elect to exercise their Stockholder Redemption Option (and therefore cause us to redeem their shares of Series B Preferred Stock) will receive is $22.50 per share, which is a 10% discount to the price of $25.00 per share paid for such stockholder’s shares of Series B Preferred Stock in this offering. Exercising the Stockholder Redemption Option could cause you to lose a substantial portion of your investment.

Upon the sale of any individual property, holders of Series B Preferred Stock do not have a right to receive funds and do not have a priority over holders of our common stock regarding return of capital.

Holders of the Series B Preferred Stock do not have a right to receive a return of capital prior to holders of our common stock upon the individual sale of a property in our portfolio. Depending on the price at which such property is sold, it is possible that holders of our common stock will receive a return of capital prior to the holders of the Series B Preferred Stock, provided that any accrued but unpaid dividends have been paid in full to holders of Series B Preferred Stock. It is also possible that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series B Preferred Stock receive a return of their capital.

Your percentage of ownership may become diluted if we incur additional debt or issue new shares of stock or other securities, and incurrence of indebtedness and issuances of additional preferred stock or other securities by us may further subordinate the rights of the holders of our common stock.

As of March 31, 2018, our total long-term indebtedness was approximately $291.1 million (excluding approximately $28.8 million of Series A Preferred Stock outstanding (exclusive of offering costs) and approximately $2.1 million of unamortized deferred financing costs related to such long-term indebtedness), and we may incur significant additional debt in the future. Our stockholders, including the holders of shares of Series B Preferred Stock, will be subordinate to all of our existing and future debt and liabilities and will be structurally subordinate to the debt and liabilities of our subsidiaries. Our future debt may include restrictions on our ability to pay dividends to preferred stockholders in the event of a default under the debt facilities or under other circumstances. None of the provisions relating to the Series B Preferred Stock relate to or limit our indebtedness or afford the holders of shares of Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of shares of Series B Preferred Stock.

Our Board of Directors is authorized, without stockholder approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of additional preferred stock (including equity or debt securities convertible into preferred stock), options, warrants and other rights, on such terms and for such consideration as our Board of Directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. Our Board of Directors may, in its sole discretion, authorize us to issue common stock or other equity or debt securities to persons from whom we purchase farmland, as part or all of the purchase price of the farmland. Our Board of Directors, in its sole discretion, may determine the value of any common stock or other equity or debt securities issued in consideration of farmland acquired or services provided, or to be provided, to us.

Our charter also authorizes our Board of Directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock in addition to the Series B Preferred Stock (including equity or debt securities convertible into preferred stock) and to set or change the preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each class or series of shares so issued. We may also issue shares of our common stock pursuant to our at-the-market sale programs and we may issue other classes of capital stock pursuant to similar programs in the future. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (including any equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or the Series B Preferred Stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over common stock or the Series B Preferred Stock, payment of any distribution preferences of such new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our common stock and the Series B Preferred Stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

Stockholders have no rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. Any new securities may be listed immediately on Nasdaq or another national securities exchange. Investors purchasing Series B Preferred Stock in this offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, you also may experience dilution in the book value and fair market value of, and the amount of distributions paid on, your shares of Series B Preferred Stock.

Our charter contains restrictions upon ownership and transfer of the Series B Preferred Stock, which may impair the ability of holders to acquire the Series B Preferred Stock.

Our charter contains restrictions on ownership and transfer of the Series B Preferred Stock intended to assist us in maintaining our qualification as a REIT for federal income tax purposes. For example, to assist us in qualifying as a REIT, our charter prohibits anyone from owning, or being deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code of 1986, as amended (the “Code”), more than 3.3% in value of our outstanding capital stock. See “Description of the Series B Preferred Stock—Restrictions on Ownership and Transfer” in this prospectus supplement. You should consider these ownership limitations prior to your purchase of shares of the Series B Preferred Stock.

Holders of the Series B Preferred Stock will be subject to inflation risk.

Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or “real,” value of an investment in preferred stock or the income from that investment will be worth less in the future. As inflation occurs, the real value of the Series B Preferred Stock and dividends payable on such shares declines.

An investment in the Series B Preferred Stock bears interest rate risk.

The Series B Preferred Stock will pay dividends at a fixed dividend rate. Prices of fixed income investments vary inversely with changes in market yields. The market yields on securities comparable to the Series B Preferred Stock may increase, which could result in a decline in the value or secondary market price of the Series B Preferred Stock. For additional information concerning dividends on the Series B Preferred Stock, see “Description of the Series B Preferred Stock—Dividends” in this prospectus supplement.

Holders of the Series B Preferred Stock will bear reinvestment risk.

Given the potential for redemption of the Series B Preferred Stock at the Company’s option commencing with the first anniversary of the Termination Date, holders of such shares may face an increased reinvestment risk, which is the risk that the return on an investment purchased with proceeds from the sale or redemption of the Series B Preferred Stock may be lower than the return previously obtained from the investment in such shares.

Holders of Series B Preferred Stock will have extremely limited voting rights.

The voting rights of holders of the Series B Preferred Stock will be extremely limited. Our common stock is currently the only class or series of our stock carrying full voting rights. Voting rights for holders of Series B Preferred Stock exist primarily with respect to material and adverse changes in the terms of the Series B Preferred Stock and the election of directors upon our failure to pay dividends on the Series B Preferred Stock for 18 or more consecutive months. See “Description of the Series B Preferred Stock—Voting Rights” in this prospectus supplement.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Estimated Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in ways with which you may not agree with or may not otherwise consider appropriate. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business.

Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

We may be unable to invest a significant portion of the net proceeds of this offering on acceptable terms.

Delays in investing the net proceeds of this offering may impair our performance. We cannot assure you that we will be able to consummate transactions on properties that meet our investment objectives or that any investment we make will produce a positive return. We may be unable to invest the net proceeds of this offering on acceptable terms within the time period that we anticipate or at all, which could adversely affect our financial condition and operating results.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Series B Preferred Stock less attractive to investors. We elected to take advantage of the option to delay adoption of new or revised accounting standards until they are required to be adopted by private companies or until we lose our “emerging growth company” status; consequently, our current and prior financial statements may not be comparable to those of other public companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an “emerging growth company” through December 30, 2018, unless the market value of our securities that is held by non-affiliates exceeds

$700.0 million as of any June 30 before that time. We cannot predict if investors will find our Series B Preferred Stock less attractive because we may rely on these exemptions. If some investors find our Series B Preferred Stock less attractive as a result, there may be a less active trading market upon the listing, if any, of the Series B Preferred Stock on Nasdaq or another national securities exchange, and trading of our Series B Preferred Stock and the price of our Series B Preferred Stock may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies for as long as we maintain our emerging company status and do not revoke this election. Accordingly, the accounting standards that we apply while we remain an emerging growth company may differ materially from the accounting standards applied by other similar public companies, including emerging growth companies that have elected to opt out of this extended transition period. This election could have a material impact on our financial statements and the comparability of our financial statements to the financial statements of similar public companies. This potential lack of comparability could make it more difficult for investors to value our securities, which could have a material impact on the price or value of our Series B Preferred Stock.

We have paid, may continue to pay, or may in the future pay, distributions from offering proceeds, borrowings or the sale of assets to the extent our cash flow from operations or earnings are not sufficient to fund declared distributions. Rates of distribution to holders of our common stock and preferred stock will not necessarily be indicative of our operating results. If we make distributions from sources other than our cash flows from operations or earnings, we will have fewer funds available for the acquisition of properties and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, including the net proceeds from this offering. There is no limit on the amount of offering proceeds we may use to pay distributions. During the early stages of our operations following our IPO in January of 2013, we funded certain of our distributions from the net proceeds of the IPO, borrowings and the sale of assets to the extent distributions exceed our earnings or cash flows from operations. Generally, our policy is to pay distributions from cash flow from operations. However, to date, certain of our distributions have been paid from sources other than cash flows from operations, such as from borrowings and proceeds from equity offerings, and we may continue to pay distributions from such sources as necessary. See “Plan of Distribution.” To the extent we fund distributions from sources other than cash flow from operations, such distributions may constitute a return of capital and we will have fewer funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder will be required to recognize capital gain.

If the properties we acquire or invest in do not produce the cash flow that we expect in order to meet our REIT minimum distribution requirement, we may decide to borrow funds to meet the REIT minimum distribution requirements, which could adversely affect our overall financial performance.

We may decide to borrow funds in order to meet the REIT minimum distribution requirements even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. If we borrow money to meet the REIT minimum distribution requirement or for other working capital needs, our expenses will increase, our net income will be reduced by the amount of interest we pay on the money we borrow and we will be obligated to repay the money we borrow from future earnings or by selling assets, which may decrease future distributions to stockholders.

Prospective investors are urged to consult with their tax advisors regarding the effects of the recently enacted legislation informally titled the Tax Cuts and Jobs Act and other legislative, regulatory and administrative developments.

On December 22, 2017, President Trump signed into law P.L. 115-97, informally titled the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes major changes to the Code, including a number of provisions of the Code that affect the taxation of REITs and their stockholders. The individual and collective impact of these provisions and other provisions of the Tax Act on REITs and their stockholders is uncertain, and may not become evident for some period of time. Prospective investors should consult their tax advisors regarding the implications of the Tax Act on their prospective investment in the Series B Preferred Stock.

Gladstone Securities, the dealer manager in this offering, is our affiliate, and we established the offering price and other terms for the Series B Preferred Stock pursuant to discussions between us and our affiliated dealer manager; as a result, the actual value of your investment may be substantially less than what you pay.

Gladstone Securities is our affiliate and is not, therefore, independent. Thus, the agreement with Gladstone Securities, including fees and expenses payable thereunder, was not negotiated at arm’s-length. The offering price of the Series B Preferred Stock, the selling commissions and the dealer manager fees have been determined pursuant to discussions between us and Gladstone Securities, our affiliated dealer manager, based upon the following primary factors: the economic conditions in and future prospects for the industry in which we compete; our prospects for future earnings; an assessment of our management; the present state of our development; the prevailing conditions of the equity securities markets at the time of this offering; the present state of the market for non-traded REIT securities; and current market valuations of public companies considered comparable to us. Because the offering price and other terms are not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. In addition, Gladstone Securities does not have its own legal counsel and may engage our legal counsel on a limited basis for certain matters related to this offering, which could represent a conflict of interest.

Payment of fees to our Adviser and its affiliates, including our affiliated dealer manager, will reduce the cash available for investment and distribution and will increase the risk that you will not be able to recover the amount of your investment in the shares of Series B Preferred Stock.

Our Adviser and its affiliates, including our affiliated dealer manager, perform services for us in connection with the distribution of our shares, the selection and acquisition of our investments, and the management of our assets. We pay our Adviser and our dealer manager fees for these services, which will reduce the amount of cash available for investments or distributions to our stockholders. Among other things, the proceeds received from the sale of Series B Preferred Stock in this offering may be included in the calculation of the Base Management Fee (as defined in the Advisory Agreement) that our Adviser may be entitled to pursuant to the Advisory Agreement and therefore will likely increase the fees payable to our Adviser. In addition, in April 2017, we entered into an agreement with our dealer manager to assist us with arranging financing for our properties. In the event that we place mortgages on properties in our portfolio, we may engage our dealer manager to arrange such mortgages and our dealer manager would receive fees for such services pursuant to the agreement. The fees we pay to our Adviser and its affiliates decrease the value of our portfolio and, in the event of our liquidation, dissolution or winding up, that holders of the Series B Preferred Stock may receive distributions in an amount less than the liquidation preference.

If you fail to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in this offering, you could be subject to liability and civil or criminal penalties.

Special considerations apply to the purchase of stock by employee benefit plans subject to the fiduciary rules of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including pension or profit sharing plans and entities that hold assets of such ERISA Plans, and plans and accounts that are subject to the prohibited transaction rules of Section 4975 of the Code, including individual retirement accounts and money purchase plans (collectively, “IRAs”), Keogh Plans, and medical savings accounts. If you are investing the assets of any plan, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Code;

•	your investment is made in accordance with the documents and instruments governing the plan, including the plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

•	your investment, for which no trading market may exist, will not impair the liquidity of the plan;

•	your investment will not produce “unrelated business taxable income” for the plan;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan; and

•	your investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Fiduciaries may be held personally liable under ERISA for losses as a result of failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA. In addition, if an investment in our stock constitutes a non-exempt prohibited transaction under ERISA or the Code, the fiduciary of the plan who authorized or directed the investment may be subject to imposition of excise taxes with respect to the amount invested and the imposition of civil and criminal penalties and an IRA investing in the stock may lose its tax exempt status. Plans that are not subject to ERISA or the prohibited transactions of the Code, such as government plans or church plans, may be subject to similar requirements under state law or other federal law. Such plans should satisfy themselves that the investment satisfies applicable law. We have not, and will not, evaluate whether an investment in our stock is suitable for any particular plan, and nothing in this prospectus supplement or the accompanying prospectus should be considered investment advice offered to a plan. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment under this offering.

ESTIMATED USE OF PROCEEDS

The table below estimates the proceeds raised in this offering assuming that we sell all 6,000,000 shares of Series B Preferred Stock in the offering at the public offering price of $25.00 over the course of five years.

Estimated Proceeds of Offering

	Offering
	Maximum Amount	Percent
Gross offering proceeds	$150,000,000	100.00%
Offering expenses:
Selling commissions(1)	$10,500,000	7.00%
Dealer manager fee(1)	$4,500,000	3.00%
Other offering expenses(2)	$3,750,000	2.50%

Estimated net proceeds	$131,250,000	87.50%

(1)	Assumes maximum selling commissions equal to 7.0% of gross offering proceeds of the offering and a dealer manager fee of 3.0% of gross offering proceeds of the offering. All or a portion of selling commissions and/or of the dealer manager fee may be reallowed to participating broker-dealers. See the “Plan of Distribution” section of this prospectus supplement for a description of these commissions and fees. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, including gifts. In no event will such gifts exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering, and the corresponding payments of our dealer manager fee will be reduced by the aggregate value of such items. The aggregate combined selling commissions, dealer manager fee and such non-cash compensation for the offering will not exceed FINRA’s 10.0% cap. Our dealer manager will repay to us any excess payments made to our dealer manager over FINRA’s 10.0% cap if this offering is terminated before reaching the maximum amount of offering proceeds. The selling commissions and the dealer manager fee may be reduced or eliminated with regard to shares of Series B Preferred Stock sold to or for the account of certain categories of purchasers. See “Plan of Distribution” in this prospectus supplement.
(2)	Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us or on our behalf in connection with the qualification and registration of this offering and the marketing and distribution of the Series B Preferred Stock, including expenses for printing and amending registration statements or supplementing prospectuses, mailing and distributing costs, all advertising and marketing expenses (including reimbursements for actual costs incurred for travel, meals and lodging by employees of our Adviser and other affiliates to attend retail seminars hosted by broker-dealers or bona fide training or educational meetings hosted by our Adviser or its affiliates), charges of transfer agents, registrars and experts and fees, expenses and taxes related to the filing, registration and qualification, as necessary, of the sale of the Series B Preferred Stock under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The dealer manager will bear any expenses related to due diligence of us by, and any salaries or commissions of, wholesalers and other participating broker dealers or related to contracting with an entity to provide DTC clearing services for the Series B Preferred Stock. We may reimburse the dealer manager or our other affiliates for any other expenses incurred on our behalf in connection with the offering. All organization and offering expenses, including selling commissions, the dealer manager fee and non-cash compensation, are not expected to exceed 12.5% of the aggregate gross proceeds of this offering, though the amount of such expenses may exceed the expected amount.

Assuming the maximum offering, we estimate that we will receive net proceeds from the sale of shares of Series B Preferred Stock in the offering of approximately $131.3 million, after deducting estimated offering expenses, including the maximum selling commissions and the dealer manager fee, payable by us of approximately $18.7 million.

We intend to use the proceeds from this offering to repay existing indebtedness (including indebtedness under our lines of credit with MetLife described below), to fund future acquisitions and for other general corporate purposes. This offering is not contingent upon the closing of any pending acquisitions.

Our agreement with MetLife consists of, in aggregate, $150.0 million of term notes and $50.0 million of revolving equity lines of credit. The term notes each mature in January 2029, and the lines of credit each mature in April 2024. As of March 31, 2018, the blended interest rate per annum applicable to the term notes was 3.30% and is subject to adjustment in January 2027 based on the then-reported yield rate for U.S. Treasury obligations and a spread determined by the lender. The interest rate per annum applicable to our lines of credit is equal to the three-month London InterBank Offered Rate plus a spread of 2.25%, with a minimum annualized rate of 2.50%, plus an unused fee of 0.20% on undrawn amounts. As of March 31, 2018, the term notes payable had an aggregate outstanding balance of approximately $128.9 million, and the lines of credit had an aggregate outstanding balance of $3.9 million. As of March 31, 2018, the maximum amount available to draw, in aggregate, under the facility with MetLife was approximately $16.5 million. Capacity to borrow under this facility, with a maximum aggregate amount of $200.0 million, is limited to 60% of the appraised value of property that is pledged as collateral.

Pending application of any portion of the net proceeds as described above, we may invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities as is consistent with our intention to maintain our qualification as a REIT for federal income tax purposes. Such investments may include, for example, obligations of the Government National Mortgage Association, other government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred dividends for the three months ended March 31, 2018, and the years ended December 31, 2017, 2016, 2015, 2014 and 2013. For the purposes of computing the ratio, earnings have been calculated by adding fixed charges to pre-tax income (loss) from continuing operations before capitalized interest and non-controlling interests. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of deferred financing costs and the estimated portion of rent expense that represents interest (based on the portion of the fees allocated to us by our Adviser and Administrator, pursuant to the Advisory Agreement and Administration Agreement, respectively).

	Three Months Ended March 31, 2018	Years Ended December 31,
		2017	2016	2015	2014	2013
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(1)	N/A	N/A	1.07	1.14	N/A	1.26

(1)	For the three months ended March 31, 2018, and for the years ended December 31, 2017 and 2014, earnings (as defined above) were not sufficient to cover fixed charges by approximately $318,000, $34,000 and $99,000, respectively.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

This description of the Series B Preferred Stock supplements the description of the general terms and provisions of our securities, including preferred stock, in the accompanying prospectus. You should consult that general description, beginning on page 10 of the accompanying prospectus, for further information.

General

On July 12, 2017, we amended our charter to increase the authorized shares of our capital stock to 100,000,000, of which 13,485,025 shares of common stock and 1,150,000 shares of Series A Preferred Stock were outstanding as of September 30, 2017. Our Board of Directors may classify or reclassify the remaining shares of unissued capital stock into other classes or series of stock by setting or changing the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such stock without stockholder approval.

On each of January 10, 2018 and May 30, 2018, our Board of Directors reclassified 6,500,000 shares of unissued stock into a series designated as “6.00% Series B Cumulative Redeemable Preferred Stock.” When issued, each share of Series B Preferred Stock will be validly issued, fully paid and non-assessable. On May 30, 2018, we filed articles supplementary setting forth the terms of the current Series B Preferred Stock, 6,000,000 shares of which are being offered by this prospectus supplement. No shares of Series B Preferred Stock have been sold as of the date of this prospectus supplement.

The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter including the articles supplementary, which supplement our charter by classifying the Series B Preferred Stock. You may obtain a complete copy of the articles supplementary by contacting us. See “Incorporation of Certain Information by Reference” for information on how to contact us.

Dividends

Holders of shares of the Series B Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors (or a duly authorized committee of the board) and declared by us, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 6.00% per annum of the liquidation preference of $25.00 per share (equivalent to a fixed annual amount of $1.50 per share). Holders of the Series B Preferred Stock are not eligible to participate in the Company’s dividend reinvestment plan.

Dividends on shares of the Series B Preferred Shares will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on outstanding shares of the Series B Preferred Shares will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid or, if no dividends have been paid, from the date of issuance. Dividends will be payable monthly in arrears, on or about the fifth day of each month for dividends accrued the previous month or such date as our Board of Directors may designate, to holders of record as they appear in our stock records at the close of business on the applicable record date. The record date for each dividend will be designated by our Board of Directors and will be a date that is prior to the dividend payment date. We currently anticipate the record date will be on or about the 25th of each month, but such date is subject to determination by our Board of Directors.

Our Board of Directors will not authorize, and we will not declare, pay or set apart for payment, any dividends on shares of Series B Preferred Stock at any time that the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accumulate whether or not (1) restrictions exist in respect thereof, (2) we have earnings, (3) there are funds legally available for the payment of such dividends, or (4) our Board of Directors authorizes or we declare such dividends. Accumulated but unpaid dividends on the Series B Preferred Stock will not bear interest, and holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative dividends described above.

If we do not declare and either pay or set apart for payment the full cumulative dividends on the Series B Preferred Stock and all shares of capital stock that are equal in rank with Series B Preferred Stock (including shares of the Series A Preferred Stock), the amount which we have declared will be allocated ratably to the Series B Preferred Stock and to each series of shares of capital stock equal in rank so that the amount declared for each share of Series B Preferred Stock and for each share of each series of capital stock equal in rank is proportionate to the accrued and unpaid dividends on those shares.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment is set apart for payment) for all past dividend periods, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) will be declared and paid or declared and set apart for payment nor will any other distribution be declared and made upon our common stock, or any of our other capital stock ranking junior to or equal with the Series B Preferred Stock as to dividends or upon liquidation, nor will we redeem, purchase, or otherwise acquire for any consideration (or pay or make any monies available for a sinking fund for the redemption of any such shares) any shares of our common stock, or any other shares of our capital stock ranking junior to or equal with the Series B Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for any of our capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving our qualification as a REIT).

Ranking

The Series B Preferred Stock will rank, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to all classes or series of our common stock and any future class or series of our capital stock expressly designated as ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up;

•	on parity with our Series A Preferred Stock and any future class or series of our capital stock expressly designated as ranking on parity with the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up;

•	junior to any future class or series of our capital stock expressly designated as ranking senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up, none of which exists on the date hereof; and

•	junior to all of our existing and future indebtedness.

Redemption by Stockholders

Optional Redemption Following Death of a Holder

Subject to the restrictions described under “—Stockholder Redemption Option,” and the terms and procedures described below under “—Redemption Procedures,” commencing on the date of original issuance and terminating upon the listing of the Series B Preferred Stock on Nasdaq or another national securities exchange, shares of Series B Preferred Stock held by a natural person upon his or her death will be redeemed at the written request of the holder’s estate for a cash payment of $25.00 per share of Series B Preferred Stock on the Death

Redemption Date, which is the tenth calendar day following delivery of such holder’s estate’s request to redeem shares of the Series B Preferred Stock, or if such tenth calendar day is not a business day, on the next succeeding business day.

Stockholder Redemption Option

Subject to the restrictions described herein, and the terms and procedures described below under “—Redemption Procedures,” commencing on the date of original issuance (or, if after the date of original issuance our Board of Directors suspends the redemption program of the holders of the Series B Preferred Stock, on the date our Board of Directors reinstates such program) and terminating on the earlier to occur of (1) the date upon which our Board of Directors, by resolution, suspends or terminates the redemption program, and (2) the date on which shares of the Series B Preferred Stock are listed on Nasdaq or another national securities exchange, holders of the Series B Preferred Stock may, at their option, require us to redeem any or all of their shares of Series B Preferred Stock for a cash payment of $22.50 per share of Series B Preferred Stock on the Stockholder Redemption Date, which is the tenth calendar day following delivery of such holder’s request to redeem shares of the Series B Preferred Stock, or if such tenth calendar day is not a business day, on the next succeeding business day. The maximum dollar amount that we will make available each calendar year to redeem shares of Series B Preferred Stock will not be subject to an annual limit; provided, that our obligation to redeem shares of Series B Preferred Stock is limited to the extent that our Board of Directors determines, in its sole and absolute discretion, that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption; and is also limited to the extent our Board of Directors suspends or terminates the optional redemption right at any time or for any reason, including after delivery of a Stockholder Redemption Notice but prior to the corresponding Stockholder Redemption Date.

Redemption Procedures

To require us to redeem shares of Series B Preferred Stock, a holder or estate of a holder, as applicable, must deliver a notice of redemption, by overnight delivery or by first class mail, postage prepaid to us at our principal executive offices. Each such notice must be an original, notarized copy and must state: (1) the name and address of the stockholder whose shares of Series B Preferred Stock are requested to be redeemed, (2) the number of shares of Series B Preferred Stock requested to be redeemed, (3) the name of the broker dealer who holds the shares of Series B Preferred Stock requested to be redeemed, the stockholder’s account number with such broker dealer and such broker dealer’s participant number for DTC and (4) in the case of a notice to redeem upon the death of a holder, a certified copy of the death certificate (and such other evidence that is satisfactory to us in our sole discretion) for the natural person who previously held the shares to be redeemed.

If, as a result of the limitations described under “—Stockholder Redemption Option,” the optional redemption right has not been suspended or terminated but fewer than all shares for which a notice of redemption was delivered to us are to be redeemed, the number of shares to be redeemed will be pro rata based on the number of shares of Series B Preferred Stock for which each holder timely submitted a notice of redemption. If a Stockholder Redemption Date is also a Death Redemption Date, the limitations described under “—Stockholder Redemption Option” shall first be applied to any redemption requested upon the death of the holder and then to shares to be redeemed pursuant to the Stockholder Redemption Option.

Upon any redemption of shares of Series B Preferred Stock, the holder thereof will also be entitled to receive a sum equal to all accumulated and unpaid dividends on such shares to, but excluding, the applicable Stockholder Redemption Date or Death Redemption Date (unless such Stockholder Redemption Date or Death Redemption Date falls after a dividend record date and on or prior to the corresponding dividend payment date, in which case each holder of shares of Series B Preferred Stock on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares on or prior to such dividend payment date, and each holder of shares of Series B Preferred Stock that are redeemed on such Stockholder Redemption Date or Death Redemption Date will be entitled to the dividends, if any, occurring after the end of the dividend period to which such dividend payment date relates up to, but excluding, the Stockholder Redemption Date or Death Redemption Date, as the case may be). Upon the redemption of any shares of Series B Preferred Stock, such shares of Series B Preferred Stock will cease to be outstanding, dividends with respect to such shares of Series B Preferred Stock will cease to accumulate and all rights whatsoever with respect to such shares (except the right to receive the per share cash payment for the redeeming shares) will terminate.

We may suspend or terminate the redemption program at any time in our sole discretion.

Optional Redemption by the Company

Except in certain limited circumstances relating to maintaining our qualification as a REIT as described in “—Restrictions on Ownership and Transfer,” we cannot redeem the Series B Preferred Stock prior to the later of (1) first anniversary of the Termination Date and (2) June 1, 2022.

On and after the later of (1) first anniversary of the Termination Date and (2) June 1, 2022, at our sole option upon not less than 30 nor more than 60 days’ written notice, we may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accumulated and unpaid dividends on such shares to, but excluding, the date fixed for redemption, without interest. Holders of Series B Preferred Stock to be redeemed must then surrender such Series B Preferred Stock at the place designated in the notice. Upon surrender of the Series B Preferred Stock, the holders will be entitled to the redemption price. If notice of redemption of any shares of Series B Preferred Stock has been given and if we have deposited the funds necessary for such redemption with the paying agent for the benefit of the holders of any of the shares of Series B Preferred Stock to be redeemed, then from and after the redemption date, dividends will cease to accumulate on those shares of Series B Preferred Stock, those shares of Series B Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed will be selected (1) pro rata, (2) by lot or (3) by any other fair and equitable method that our Board of Directors may choose.

Unless full cumulative dividends for all applicable past dividend periods on all shares of Series B Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation have been or contemporaneously are declared and paid (or declared and a sum sufficient for payment set apart for payment), no shares of Series B Preferred Stock will be redeemed. In such event, we also will not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for our capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation). However, the foregoing will not prevent us from purchasing shares pursuant to our charter, in order to ensure that we continue to meet the requirements for qualification as a REIT, or from acquiring shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation. Upon listing, if any, of the Series B Preferred Stock on Nasdaq or another national securities exchange, so long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

We will deliver a notice of redemption, by overnight delivery, by first class mail, postage prepaid or electronically to holders thereof, or request our agent, on behalf of us, to promptly do so by overnight delivery, by first class mail, postage prepaid or electronically. The notice will be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such notice. Each such notice will state: (1) the date for redemption; (2) the number of Series B Preferred Stock to be redeemed; (3) the CUSIP number for the Series B Preferred Stock; (4) the applicable redemption price on a per share basis; (5) if applicable, the place or places where the certificate(s) for such shares are to be surrendered for payment of the price for redemption; (6) that dividends on the Series B Preferred Stock to be redeemed will cease to accumulate from and after such date of redemption; and (7) the applicable provisions of our charter under which such redemption is made. If fewer than all shares held by any holder are to be redeemed, the notice delivered to such holder will also specify the number of Series B Preferred Stock to be redeemed from such holder or the method of determining such number. We may provide in any such notice that such redemption is subject to one or more conditions precedent and that we will not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such notice. No defect in the notice or delivery thereof will affect the validity of redemption proceedings, except as required by applicable law.

If a redemption date falls after a record date and on or prior to the corresponding dividend payment date, each holder of Series B Preferred Stock at the close of business on that record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date, and the redemption price received by the holder on the redemption date will be $25.00 per share.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series B Preferred Stock will be entitled to be paid, out of our assets legally available for distribution to our stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends on such shares to, but excluding, the date of payment, but without interest, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Series B Preferred Stock as to liquidation rights. If our assets legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series B Preferred Stock and the liquidation preference on any shares of preferred stock equal in rank with the Series B Preferred Stock, all assets distributed to the holders of the Series B Preferred Stock and any other series of preferred stock equal in rank with the Series B Preferred Stock will be distributed ratably so that the amount of assets distributed per share of Series B Preferred Stock and such other series of preferred stock equal in rank with the Series B Preferred Stock will in all cases bear to each other the same ratio that the liquidation preference per share on the Series B Preferred Stock and on such other series of preferred stock bear to each other. Written notice of any such liquidation, dissolution or winding up of us, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances will be payable, will be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same appear on the stock transfer records of the Company. After payment of the full amount of the liquidation preference, plus any accumulated and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. If we convert into or consolidate or merge with or into any other corporation, trust or entity, effect a statutory share exchange or sell, lease, transfer or convey all or substantially all of our property or business, we will not be deemed to have liquidated, dissolved or wound up.

Voting Rights

Holders of the Series B Preferred Stock will not have any voting rights, except as described below.

Whenever dividends on any shares of Series B Preferred Stock are in arrears for 18 or more consecutive months (a “Dividend Default”), then the holders of those shares together with the holders of all other series of preferred stock equal in rank with the Series B Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors on our Board of Directors.

The election of these directors will take place at a special meeting called upon the written request of the holders of record of at least 20% of the outstanding shares of Series B Preferred Stock or holders of record of at least

20% of any class or series of preferred stock equal in rank with the Series B Preferred Stock which like voting rights have been conferred and are exercisable (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated from past dividend periods and the then current dividend period have been paid (or declared and a sum sufficient for payment set apart). A quorum for any such meeting will exist if at least a majority of the total outstanding shares of Series B Preferred Stock and outstanding shares of preferred stock equal in rank with the Series B Preferred Stock entitled to like voting rights are represented in person or by proxy at that meeting. The directors elected as described above will be elected upon the affirmative vote of a plurality of the votes cast by the holders of shares of Series B Preferred Stock and preferred stock equal in rank with the Series B Preferred Stock, voting separately as a single class, present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock have been paid in full or declared or set apart for payment in full the holders of the Series B Preferred Stock will be divested of the right to elect directors and, if all dividend arrearages have been paid in full or declared and set apart for payment in full on all series of preferred stock entitled to like voting rights, the term of office of each director so elected will terminate. Any director so elected may be removed at any time with or without cause by, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock having the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights. So long as a dividend arrearage continues, any vacancy in the office of a director elected as described above may be filled by written consent of the director elected as described above who remains in office, or if none remains in office, by a vote of the holders of record of the outstanding shares of Series B Preferred Stock when they have the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights, by majority vote. These directors will each be entitled to one vote per director on any matter.

So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of our charter, including the articles supplementary designating the Series B Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock. However, with respect to the occurrence of any event listed above, so long as the Series B Preferred Stock remains outstanding (or shares issued by a surviving entity in substitution for the Series B Preferred Stock) with its terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock. In addition (i) any increase in the number of authorized shares of Series B Preferred Stock, (ii) any increase in the number of authorized shares of preferred stock or the creation or issuance of any other class or series of preferred stock or (iii) any increase in the number of authorized shares of such class or series, in each case ranking equal with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that we continue to meet the requirements for qualification as a REIT, our charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 3.3% in value of our outstanding capital stock. Our Board of Directors may waive this ownership limit with respect to a stockholder if evidence satisfactory to our Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in a direct or indirect ownership of capital stock by a stockholder in excess of the ownership limit or that would result in our failure to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in our being “closely held” within the meaning of section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the 3.3% ownership limit will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary as more fully described in the accompanying prospectus under the caption “Description of Capital Stock—Restrictions on Ownership and Transfer”.

Transfer Agent and Registrar

The transfer agent and registrar for the Series B Preferred Stock is Computershare, Inc.

Listing

We intend to apply to list the Series B Preferred Stock on Nasdaq within one calendar year of the Termination Date. There can be no assurance that a listing will be achieved in such timeframe, or at all.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements the discussion contained under the caption “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus and should be read in conjunction therewith. This summary is for general information purposes only and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular holders of our Series B Preferred Stock in light of their personal investment or tax circumstances.

We urge prospective investors to consult their own tax advisors regarding the specific tax consequences to them of the acquisition, ownership and disposition of our Series B Preferred Stock and of our election to be taxed as a REIT. Specifically, prospective investors should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election and regarding potential changes in applicable tax laws.

Redemption of Series B Preferred Stock

A redemption of Series B Preferred Stock solely for cash will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current and accumulated earnings and profits), unless the redemption satisfies an exception found in Section 302(b) of the Code, which would cause the redemption to be treated as a sale of stock (in which case the redemption will be treated in the same manner as a disposition described in the accompanying prospectus under “Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders—Dispositions” or “—Taxation of Non-U.S. Stockholders—Dispositions,” as applicable). Section 302(b) of the Code includes the following three exceptions, which are applicable if the redemption: (1) is “substantially disproportionate” with respect to the stockholder’s interest in our stock; (2) results in a “complete termination” of the stockholder’s interest in all classes of our stock; or (3) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these exceptions are applicable, stock considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative exceptions included in Section 302(b) of the Code described above will be satisfied with respect to a particular redemption of Series B Preferred Stock depends upon the facts and circumstances, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of Series B Preferred Stock for cash does not qualify for any of the exceptions described above, the redemption proceeds will be treated as a distribution, the consequences of which are described in the accompanying prospectus under “Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders—Distributions” or “—Taxation of Non-U.S. Stockholders—Distributions,” as applicable. Additionally, a stockholder may lose the benefit of the adjusted tax basis in the Series B Preferred Stock that has been redeemed. We urge prospective investors to consult their own tax advisors to determine the impact of any lost adjusted tax basis.

The discussion set forth above in the immediately preceding paragraph generally applies to non-U.S. stockholders with respect to redemptions of Series B Preferred Stock, except that a non-U.S. stockholder generally will not be subject to federal income tax or withholding tax on gain recognized upon the sale or other taxable disposition of Series B Preferred Stock, provided that: (i) such gain is not effectively connected with the conduct by such non-U.S. stockholder of a trade or business within the U.S.; (ii) the non-U.S. stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) we are “domestically controlled.” For additional information, see “—FIRPTA Considerations” below and the discussion under the caption “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders—Dispositions” in the accompanying prospectus.

FIRPTA Considerations

As discussed in the accompanying prospectus, for any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a United

States Real Property Interest (“USRPI”), under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). If a class of our stock is regularly traded on an established securities market in the United States (any such class of our stock referred to as a “publicly traded class”), however, capital gain distributions to a non-U.S. stockholder in respect of stock of such publicly traded class that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as such non-U.S. stockholder did not own more than 10% of the outstanding stock of such publicly traded class at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders owning 10% or less of the outstanding stock of such publicly traded class generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on other distributions. We do not plan to list our Series B Preferred Stock on any national securities exchange prior to the termination or completion of the offering and, consequently, we are unable to predict when, if ever, our Series B Preferred Stock will be regularly traded on an established securities market in the United States.

As discussed in the accompanying prospectus, non-U.S. stockholders may incur tax under FIRPTA with respect to gain realized on a disposition of our stock since our stock will constitute a USRPI unless an applicable exception applies. Non-U.S. stockholders generally will not incur tax under FIRPTA with respect to gain on a sale of our stock, however, as long as, at all times during a specified testing period, we are domestically controlled, i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that we will be domestically controlled. In addition, even if we are not domestically controlled, a non-U.S. stockholder that owned, actually or constructively, 10% or less of the outstanding stock of a publicly traded class at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of such stock. We do not plan to list our Series B Preferred Stock on any national securities exchange prior to the termination or completion of the offering and, consequently, we are unable to predict when, if ever, our Series B Preferred Stock will be regularly traded on an established securities market in the United States.

Even if we are not domestically controlled and even if our Series B Preferred Stock is not a publicly traded class, a non-U.S. stockholder will not incur tax under FIRPTA on gain from a sale of our Series B Preferred Stock if (1) at least one class of our stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, an amount of our stock with a fair market value of 5% or less of our publicly traded class with the lowest fair market value at all times during a specified testing period. As noted in the accompanying prospectus, we believe that our common stock and Series A Preferred Stock are regularly traded on an established securities market.

Recent Legislation

On December 22, 2017, President Trump signed into law the Tax Act. The Tax Act makes major changes to the Code, including a number of provisions of the Code that affect the taxation of REITs and their stockholders.

Certain provisions of the Tax Act that may impact us and our stockholders include:

•	temporarily reducing individual U.S. federal income tax rates on ordinary income; the highest individual U.S. federal income tax rate will be reduced from 39.6% to 37% (through taxable years ending in 2025);

•	reducing the maximum corporate income tax rate from 35% to 21%;

•	permitting a deduction for certain pass-through business income, including dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, which generally will allow individuals, trusts, and estates to deduct up to 20% of such amounts, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such dividends (through taxable years ending in 2025);

•	reducing the highest rate of withholding with respect to distributions to non-U.S. stockholders that are treated as attributable to gains from the sale or exchange of U.S. real property interests from 35% to 21%;

•	limiting the deduction for net operating losses to 80% of taxable income (prior to the application of the dividends paid deduction);

•	amending the limitation on the deduction of net interest expense for all businesses, other than certain electing businesses, including real estate businesses (which could adversely affect any TRS that we own or form); and

•	eliminating the corporate alternative minimum tax.

The individual and collective impact of these provisions and other provisions of the Tax Act on REITs and their stockholders is uncertain, and may not become evident for some period of time. Prospective investors should consult their tax advisors regarding the implications of the Tax Act on their prospective investment in the Series B Preferred Stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of our Series B Preferred Stock by an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, a plan described in, and subject to, Section 4975 of the Code, including an IRA, or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code, which we refer to as “Similar Laws,” and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”). This summary is based on provisions of ERISA and the Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes in the future that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation (direct or indirect) to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under Similar Laws. In considering the acquisition, holding and, to the extent relevant, disposition of our Series B Preferred Stock by an ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan, whether the investment is consistent with the plan’s needs for liquidity to satisfy minimum and other distribution requirements and whether the investment is in accordance with the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

We may be a party in interest or a disqualified person with respect to ERISA Plans. The acquisition, holding and, to the extent relevant, disposition of our Series B Preferred Stock by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of our Series B Preferred Stock. These class exemptions

(as may be amended from time to time) include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that our Series B Preferred Stock are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under Similar Laws. Fiduciaries of such plans should consult with their counsel before acquiring our Series B Preferred Stock.

Our Series B Preferred Stock should not be acquired, held or disposed of by any person investing “plan assets” of any Plan if such acquisition, holding and disposition will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Plan Asset Issues

ERISA and regulations issued by the DOL (the “Plan Asset Regulations”) generally provide that when an ERISA Plan acquires an “equity interest” in an entity that is neither a security issued by an investment company registered under the Investment Company Act of 1940, as amended, nor a “publicly offered security,” the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity. It is not anticipated that our Series B Preferred Stock will be issued by an investment company registered under the Investment Company Act of 1940. We expect, however, that our Series B Preferred Stock will satisfy the requirements of a “publicly offered security” under the Plan Asset Regulations.

As noted above, if an ERISA Plan acquires “publicly offered securities” then the ERISA Plan’s assets include the equity securities acquired by the ERISA Plan but do not include an undivided interest in the underlying assets of the entity. The definition of “publicly offered securities” in the Plan Asset Regulations requires that the equity securities satisfy a registration requirement under the federal securities laws, be “widely held” and “freely transferable.”

A class of securities satisfies the registration requirement under the Plan Asset Regulations if (i) the class of securities is part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (ii) the class of securities is part of an offering of securities registered under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulations with respect to our Series B Preferred Stock.

The Plan Asset Regulations provide that a class of securities is “widely held” for purposes of the publicly offered securities exception if it is held by 100 or more persons who are independent of the issuer. We anticipate that we will meet this requirement with respect to our Series B Preferred Stock.

The Plan Asset Regulations provide that whether a security is “freely transferable” is a question that is determined on the basis of all relevant facts and circumstances. The Series B Preferred Stock are subject to certain restrictions on transferability that are typically found in REITs and that are intended to ensure that we continue to qualify as a REIT for U.S. federal income tax purposes. The Plan Asset Regulations provide that where (as in the case of our Series B Preferred Stock) the minimum investment is $10,000 or less, the presence of transfer restrictions intended to prohibit transfers that would result in a termination or reclassification for U.S. federal or state tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” Because we anticipate that (i) we will satisfy the requirement under the Plan Asset Regulations to register the Series B Preferred Stock, (ii) the securities will be held by 100 or more persons who are independent of us and (iii) the securities will be “freely transferable” under the Plan Asset Regulations, we believe that the publicly offered securities exception will apply to our Series B Preferred Stock. There can be no assurance that will we qualify for the exception, however, especially in light of the fact that the availability of the exception will depend on actions to be taken at a later date, the number of persons who acquire our Series B Preferred Stock and the facts and circumstances nature of the “freely transferable” requirement.

The Plan Asset Regulations also provide that an ERISA Plan’s assets include the equity security acquired by the ERISA Plan, but not an undivided interest in the issuer’s underlying assets, if the equity security is issued by an “operating company” (including a “venture capital operating company” and a “real estate operating company”) or if less than 25% of the class of equity security is held by “benefit plan investors” (the “Insignificant Participation Exception”). It is unclear whether we qualify as a real estate operating company under the Plan Asset Regulations and at this time we do not intend to rely on that exception. In addition, we do not intend to limit or monitor benefit plan investors’ investments in our Series B Preferred Stock and so there can be no assurance that the Insignificant Participation Exception will apply to our Series B Preferred Stock.

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

The foregoing requirements of ERISA and the Code are complex and subject to change. Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding an investment in our shares.

Representation

Each purchaser of our Series B Preferred Stock will represent and warrant that under ERISA or applicable Similar Laws either (1) it is not a Plan and no portion of the assets used to acquire or hold our Series B Preferred Stock constitutes assets of any Plan, or (2) the acquisition, holding and disposition of our Series B Preferred Stock will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

Valuation and Reporting

ERISA Plan fiduciaries (or the trustee or custodian of an IRA) may be required to determine the fair market value of the assets of such plans on at least an annual basis and sometimes as frequently as quarterly. If the fair market value of any particular asset is not readily available, the fiduciary (or trustee or custodian in the case of an IRA) is required to make a good faith determination of that asset’s value.

Unless and until our shares of Series B Preferred Stock are listed on a securities exchange, it is not expected that a public market for our shares of Series B Preferred Stock will develop. To assist ERISA Plan fiduciaries (and trustees and custodians of IRAs) subject to the annual reporting requirements, we intend to provide reports of our quarterly and annual determinations of the current estimated share value to those fiduciaries (and trustees or custodians of IRAs) who identify themselves to us and request the reports until we obtain a listing for our shares of Series B Preferred Stock.

We anticipate that we will provide annual reports of our determination of value (i) to IRA trustees and custodians not later than January 15 of each year and (ii) to the fiduciaries of other ERISA Plans within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, that with respect to any determination of estimated value (i) the estimated value per share would actually be realized upon liquidation, (ii) the holder would realize the estimated net asset values if they attempted to sell the Series B Preferred Stock or (iii) the value or method used to establish the estimated value would comply with ERISA or the Code requirements described above.

ERISA Plans may be required to report certain compensation or commissions paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. In addition, under ERISA’s general reporting and disclosure rules, ERISA Plans that are subject to ERISA are required to include information regarding their assets, expenses and liabilities. To the extent any compensation arrangements described herein constitute reportable indirect compensation or fees that must be disclosed under ERISA, any such description (other than compensation or fees for which there is no formula used to calculate or determine the compensation or fees or an actual amount is stated), the descriptions are intended to assist the ERISA Plan in satisfying its reporting and disclosure obligations.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our Series B Preferred Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our Series B Preferred Stock. The acquisition, holding and, to the extent relevant, disposition of our Series B Preferred Stock by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan. Purchasers of the Series B Preferred Stock have the exclusive responsibility for ensuring that their purchase and holding of our Series B Preferred Stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

PLAN OF DISTRIBUTION

General

We are offering an aggregate of 6,000,000 shares of Series B Preferred Stock through Gladstone Securities, our affiliated dealer manager, on a “reasonable best efforts” basis at a public offering price of $25.00 per share. To the extent a participating broker-dealer reduces its selling commissions below 7%, the public offering price per share will be decreased by an amount equal to such reduction. “Reasonable best efforts” means that the dealer manager is only required to use its good faith efforts and reasonable diligence to sell the Series B Preferred Stock and has no firm commitment or obligation to purchase any specific number or dollar amount of the Series B Preferred Stock.

The Termination Date for the offering is the earlier of June 1, 2023 (unless earlier terminated or extended by our Board of Directors) or the date on which all 6,000,000 shares offered are sold. Should the offering continue beyond April 12, 2020 (which is third anniversary of the effective date of the registration statement of which this prospectus supplement forms a part), we will further supplement the prospectus accordingly. We may terminate this offering at any time, or may offer the Series B Preferred Stock pursuant to a new registration statement, including a follow-on registration statement.

We will sell shares of the Series B Preferred Stock using two closing services provided by DTC. The first service is DTC Settlement and the second service is DRS Settlement. Investors purchasing shares through DTC Settlement will coordinate with their registered representatives to pay the full purchase price for their shares by the settlement date, and such payments will not be held in escrow. Investors who are permitted to utilize the DRS Settlement method will complete and sign subscription agreements, which will be delivered to the escrow agent, UMB Bank, National Association. In addition, such investors will pay the full purchase price for their shares of Series B Preferred Stock to the escrow agent (as set forth in the subscription agreement), to be held in trust for the investors’ benefit pending release to us as described herein. See “—Settlement Procedures” below for a description of the closing procedures with respect to each of the closing methods.

Gladstone Securities is a privately held broker dealer registered with FINRA and insured by the Securities Investor Protection Corporation. Gladstone Securities is an affiliate of ours, as its parent company is owned and controlled by Mr. David Gladstone, our chairman, chief executive officer and president. Mr. Gladstone also serves on the board of managers of Gladstone Securities. John Dellafiora, Jr., our chief compliance officer, serves as the chief compliance officer of Gladstone Securities, and Michael LiCalsi, our general counsel and secretary, serves as general counsel of Gladstone Securities. Both Mr. Dellafiora and Mr. LiCalsi are a managing principal of Gladstone Securities and serve on its board of managers.

The dealer manager agreement between us and Gladstone Securities automatically terminates upon the Termination Date or may be terminated by either party at any time on 60 days’ written notice.

Compensation of Dealer Manager and Participating Broker-Dealers

We will pay to Gladstone Securities selling commissions of up to 7.0% of the gross offering proceeds from the offering. We will also pay to Gladstone Securities up to 3.0% of the gross offering proceeds from the offering as compensation for acting as dealer manager. As dealer manager, Gladstone Securities will manage, direct and supervise its associated persons who will be wholesalers in connection with the offering. The combined selling commission and dealer manager fee under the offering will not exceed FINRA’s 10.0% cap. Our dealer manager will repay to us any excess payments made to our dealer manager over FINRA’s 10.0% cap if the offering is terminated prior to reaching the maximum amount of offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Series B Preferred Stock.

We expect Gladstone Securities to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell the Series B Preferred Stock. Gladstone Securities may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. Gladstone Securities may also reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing or due diligence allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

We will not pay any selling commissions, but will pay dealer manager fees, in connection with the sale of shares of Series B Preferred Stock to investors who:

•	purchase through fee-based programs also known as “wrap accounts”;

•	purchase through participating broker-dealers that have alternative fee arrangements with their clients;

•	purchase through certain registered investment advisors;

•	purchase through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers; or

•	are an endowment, foundation, pension fund or other institutional investor.

The net proceeds to us will not be affected by reducing the commissions payable in connection with such sales. Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in the Series B Preferred Stock.

Further, the selling commission and/or dealer manager fee may be reduced or eliminated, subject to the agreement of the Dealer Manager, to certain investors who have agreed with a participating broker dealer to reduce or eliminate the selling commission and/or the dealer manager fees. The net proceeds we receive will not be affected by such sales of shares of Series B Preferred Stock at a discount.

Your ability to receive a discount or fee waiver may depend on the financial advisor or broker dealer through which you purchase your shares of Series B Preferred Stock. An investor qualifying for a discount will generally receive a higher percentage return on such investor’s investment than investors who do not qualify for such discount. Accordingly, you should consult with your financial advisor about the ability to receive such discounts or fee waivers before purchasing shares of Series B Preferred Stock.

Any discounts or fee waivers applicable to sales of shares of our Series B Preferred Stock will reduce the purchase price per share of Series B Preferred Stock and thereby allow the purchase by an investor of additional shares for the same investment amount.

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all 6,000,000 of the shares offered hereby in the offering at the maximum selling commissions and dealer manager fee.

(Maximum)
Selling commissions (7.00%)	$10,500,000
Dealer manager fee (3.00%)	4,500,000

Total	$15,000,000

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, including gifts. In no event will such gifts exceed an aggregate value of $100.00 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions, dealer manager fee and such non-cash compensation under the offering will not exceed FINRA’s 10.0% cap. Our dealer manager will repay to us any excess payments made to our dealer manager over FINRA’s 10.0% cap if the offering is terminated before reaching the maximum amount of offering proceeds. The dealer manager’s legal expenses will be paid by the dealer manager from the dealer manager fee.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and Gladstone Securities against certain civil liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

We expect expenses (other than selling commissions and the dealer manager fee) incurred by us or on our behalf in connection with this offering (including the qualification and registration of this offering and the marketing and distribution of the Series B Preferred Stock, including expenses for printing and amending registration statements or supplementing prospectuses, mailing and distributing costs, all advertising and marketing expenses (including reimbursements for actual costs incurred for travel, meals and lodging by employees of our Adviser and other affiliates to attend retail seminars hosted by broker-dealers or bona fide training or educational meetings hosted by our Adviser or its affiliates), charges of transfer agents, registrars and experts and fees, expenses and taxes related to the filing, registration and qualification, as necessary, of the sale of the Series B Preferred Stock under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees) to be in an amount not to exceed 2.5% of the aggregate gross proceeds of this offering. The dealer manager will bear any expenses related to due diligence of us by, and any salaries or commissions of, wholesalers and other participating broker dealers or related to contracting with an entity to provide DTC clearing services for the Series B Preferred Stock. We may reimburse the dealer manager or our other affiliates for any other expenses incurred on our behalf in connection with the offering. All organization and offering expenses, including selling commissions and the dealer manager fee, borne by us are not expected to exceed 12.5% of the aggregate gross proceeds of this offering, though the amount of such expenses may exceed the expected amount.

Settlement Procedures

If your broker-dealer uses DTC Settlement, then you can place an order for the purchase of shares of Series B Preferred Stock through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds are placed to facilitate the anticipated bi-monthly closing cycle. Orders will be executed by your broker-dealer electronically and you must coordinate with your registered representative to pay the full purchase price of the shares by the settlement date, which depends on when you place the order during the bi-monthly settlement cycle and can generally be anywhere from one to 15 days after the date of your order. This purchase price will not be held in escrow.

Under special circumstances, you have the option to elect to use DRS Settlement. If you elect to use DRS Settlement, you should complete and sign a subscription agreement similar to the one filed as an exhibit to the registration statement of which this prospectus supplement is a part, which is available from your registered representative and which will be delivered to the escrow agent. In connection with a DRS Settlement subscription, you should pay the full purchase price of the shares of Series B Preferred Stock to the escrow agent as set forth in the subscription agreement. Subscribers may not withdraw funds from the escrow account. Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Irrespective of whether you purchase shares using DTC Settlement or DRS Settlement, by accepting shares of Series B Preferred Stock you will be deemed to have accepted the terms of our charter.

Subject to compliance with Rule 15c2-4 of the Exchange Act, in connection with purchases using DRS Settlement, our dealer manager or the broker-dealers participating in this offering promptly will deposit any checks received from subscribers in an escrow account maintained by UMB Bank, National Association by the end of the next business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the subscription review procedures are more lengthy than customary or pursuant to a participating broker-dealer’s internal supervising review procedures, a subscriber’s check will be transmitted by the end of the next business day following receipt by the review office of the dealer, which will then be promptly deposited by the end of the next business day following receipt by the review office. Any subscription payments received by the escrow agent will be deposited into a special non-interest bearing account in our name until such time as we have accepted or rejected the subscription and will be held in trust for your benefit, pending our acceptance of your subscription. Subscriptions will be accepted or rejected within 10 business days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. If accepted, the funds will be transferred into our general account on our next closing date. You will receive a confirmation of your purchase subsequent to a closing. We generally expect to admit stockholders on a bi-monthly basis.

Each participating dealer who sells shares on our behalf has the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for the investor. In making this determination, the participating broker-dealer will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and other pertinent information. Each investor should be aware that the participating broker-dealer will be responsible for determining whether this investment is appropriate for your portfolio. However, you are required to represent and warrant in the subscription agreement or, if placing an order through your registered representative not through a subscription agreement in connection with a DTC Settlement, to the registered representative, that you have received a copy of this prospectus supplement and have had sufficient time to review this prospectus supplement. Each participating broker-dealer will maintain records of the information used to determine that an investment in the Series B Preferred Stock is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

Minimum Purchase Requirements

There will be a minimum permitted purchase in the offering of 200 shares having an aggregate purchase price of $5,000. We reserve the right to waive the minimum purchase requirement in our sole discretion in consultation with our dealer manager. You should note that an investment in the shares of the Series B Preferred Stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code.

LEGAL MATTERS

Certain legal matters relating to the offering will be passed upon for us and the dealer manager by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain matters of Maryland law, including the validity of the securities offered hereby, will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement and the accompanying prospectus, and the information we file subsequently with the SEC prior to the completion of this offering will automatically update and supersede such information.

We previously filed the following documents with the SEC and such filings are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 20, 2018 (including portions of our definitive Proxy Statement filed with the SEC on April 2, 2018 that are specifically incorporated therein by reference);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 8, 2018; and

•	Current Reports on Form 8-K filed on January 10, 2018, March 28, 2018 and May 18, 2018.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until all of the securities offered by this prospectus supplement have been sold or the offering of these securities is otherwise terminated, provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement and in the accompanying prospectus. Information that we subsequently file with the SEC as aforesaid will automatically update and may supersede information in this prospectus supplement and the accompanying prospectus and information that we previously filed with the SEC.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s website as described in “Where You Can Find More Information.” Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by writing or calling our Investor Relations Department at the following address and telephone number.

Investor Relations

Gladstone Land Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

(703) 287-5800

WHERE YOU CAN FIND MORE INFORMATION

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and amendments, if any, to those reports filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as well as Section 16 reports on Forms 3, 4 and 5 are available free of charge through our website at www.GladstoneLand.com. A request for any of these reports may also be submitted to us by sending a written request addressed to Investor Relations, Gladstone Land Corporation, 1521 Westbranch Drive, Suite 100, McLean, VA 22102, or by calling our toll-free investor relations line at 1-866-366-5745. The public may read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus or incorporated into any other filings that we make with the SEC.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by the accompanying prospectus. Such prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by such prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

PROSPECTUS

$300,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Depositary Shares

Subscription Rights

Units

We may offer, from time to time, one or more series or classes of common stock, preferred stock, warrants, debt securities, depositary shares, subscription rights and units. We refer to our common stock, preferred stock, warrants, debt securities, depositary shares, subscription rights and units collectively as the “securities.” We may offer these securities with an aggregate initial public offering price of up to $300,000,000, or its equivalent in a foreign currency based upon the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of the offering. We may offer these securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” in this prospectus.

No securities may be sold without delivery of an accompanying prospectus supplement describing the method and terms of the offering of those securities. Accordingly, we will deliver this prospectus together with an accompanying prospectus supplement setting forth the specific terms of the securities that we are offering. The accompanying prospectus supplement also will contain information, where applicable, about federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities offered by this prospectus, in each case as may be appropriate to preserve our status as a real estate investment trust for federal income tax purposes upon election, among other purposes.

Our common stock, par value $0.001 per share and 6.375% Series A Cumulative Term Preferred Stock, par value $0.001 (the “Series A Term Preferred Stock”), trade on the NASDAQ Global Market under the symbols “LAND” and “LANDP,” respectively.

Investing in our securities involves substantial risks. See “Risk Factors” on page 8 of this prospectus, as well as the “Risk Factors” incorporated by reference herein from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other reports and information that we file with the Securities and Exchange Commission from time to time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2017

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may provide to you in connection with an offering of securities. You must not rely upon any unauthorized information or representations not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus. This prospectus, any accompanying prospectus supplement or any free writing prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus, any accompanying prospectus supplement, any free writing prospectus or the documents incorporated by reference herein or therein are accurate only as of the date of such document. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits thereto. For further information, we refer you to the registration statement, including any amendments thereto, including its exhibits.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of such offering. Any accompanying prospectus supplement or free writing prospectus may also update, add to, amend or supersede other information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus, any accompanying prospectus supplement and any free writing prospectus together with the information incorporated or deemed to be incorporated by reference herein as described under the heading “Where You Can Find More Information” in this prospectus.

Unless the context otherwise requires or indicates, all references to “we,” “our,” “us” and the “Company” in this prospectus mean Gladstone Land Corporation, a Maryland corporation, and its consolidated subsidiaries. All references to the “Operating Partnership” in this prospectus mean Gladstone Land Limited Partnership, a subsidiary of the Company and a Delaware limited partnership. All references to “Adviser” in this prospectus mean Gladstone Management Corporation, a Delaware corporation and all references to our “Administrator” in this prospectus mean Gladstone Administration, LLC, a Delaware limited liability company.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future performance and financial condition, results of operations and funds from operations, or FFO, our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “could,” “should,” “would” and variations of these words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our ability to implement our business plan, including our ability to continue to expand both geographically and by crop type;

•	pending and future transactions;

•	our projected operating results;

•	our ability to obtain future financing arrangements on favorable terms;

•	estimates relating to our future distributions;

•	estimates regarding potential rental rate increases and occupancy rates;

•	our understanding of our competition and our ability to compete effectively;

•	market and industry trends;

•	estimates of future operating expenses, including payments to our Adviser and Administrator under the terms of our amended and restated Advisory Agreement with our Adviser, or Advisory Agreement, and our amended and restated Administration Agreement with our Administrator, or Administration Agreement, respectively;

•	our compliance with tax laws, including our ability to maintain our qualification as a REIT for federal income tax purposes;

•	projected capital expenditures; and

•	use of the proceeds of this offering, availability of our line of credit, mortgage notes payable, future stock offerings and other future capital resources, if any.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

•	our ability to successfully complete pending and future property acquisitions;

•	general volatility of the capital markets and the market price of our common stock;

•	failure to maintain our qualification as a REIT and risks of change in laws that affect REITs;

•	risks associated with negotiation and consummation of pending and future transactions;

•	changes in our business and investment strategy;

•	the adequacy of our cash reserves and working capital;

•	our failure to successfully integrate and operate acquired properties and operations;

•	defaults upon or non-renewal of leases by tenants;

•	decreased rental rates or increased vacancy rates;

•	the degree and nature of our competition, including other agricultural REITs;

•	availability, terms and deployment of capital, including the ability to maintain and borrow under our line of credit, arrange for long-term mortgages on our properties and raise equity capital;

•	availability, terms and deployment of capital, including the ability to maintain and borrow under our line of credit and mortgage loan facility, arrange for long-term mortgages on our properties and raise equity capital;

•	our Adviser’s and our Administrator’s ability to identify, hire and retain highly-qualified personnel in the future;

•	changes in the environment, our industry, interest rates or the general economy;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	changes in governmental regulations, tax rates and similar matters;

•	environmental liabilities for certain of our properties and uncertainties and risks related to natural disasters or climatic changes impacting the regions in which our tenants operate; and

•	the loss of any of our key officers, such as Mr. David Gladstone, our chairman, president and chief executive officer, and Mr. Terry Lee Brubaker, our vice chairman and chief operating officer.

This list of risks and uncertainties, however, is only a summary of some of the most important factors to us and is not intended to be exhaustive. You should carefully review the risks and information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including, without limitation, the “Risk Factors” incorporated by reference herein and therein from our Annual Report on Form 10-K our Quarterly Reports on Form 10-Q and other reports and information that we file with the SEC from time to time. New factors may also emerge from time to time that could materially and adversely affect us.

THE COMPANY

We are an externally-managed, agricultural REIT that was incorporated in Maryland on March 24, 2011. Our predecessor was incorporated in Delaware on May 25, 2004, and originally incorporated in California on June 14, 1997. We are primarily in the business of owning and leasing farmland; we are not a grower, nor do we farm the properties we own. Upon the pricing of our initial public offering (the “IPO”), on January 29, 2013, our shares of common stock began trading on the NASDAQ Global Market (“NASDAQ”) under the symbol “LAND.” Our shares of 6.375% Series A Cumulative Term Preferred Stock (the “Term Preferred Stock”) are traded on NASDAQ under the symbol “LANDP.”

Prior to 2004, we were engaged in the owning and leasing of farmland, as well as an agricultural operating business whereby we engaged in the farming, contract growing, packaging, marketing and distribution of fresh berries, including commission selling and contract cooling services to independent berry growers. In 2004, we sold our agricultural operating business, and since then, our operations have consisted solely of leasing our farms to third-party tenants.

We currently own 59 farms comprised of 54,340 total acres across seven states in the U.S. (Arizona, California, Colorado, Florida, Michigan, Nebraska and Oregon). We also own several farm-related facilities, such as cooling facilities, buildings utilized for the storage and assembly of boxes for shipping produce (“box barns”), packinghouses, processing facilities and various storage facilities. These farms and facilities are currently leased to 40 different, unrelated tenants that are either independent or corporate farming operations. Historically, our farmland has predominantly been concentrated in locations where tenants are able to grow annual row crops, such as certain types of berries and vegetables, which are generally planted and harvested annually or more frequently. However, during 2013, we began to diversify the variety of crops grown on our properties, and we now own several farms that grow permanent crops, such as almonds, pistachios and blueberries, as well as some farms that grow commodity crops, such as corn and beans. While our focus remains on farmland growing fresh produce annual row crops, in the future, we may acquire land that grows additional permanent crops, such as fruit or nut trees or bushes and wine berries or grapes, as well as commodity crops, such as grains. We may also acquire more farm-related property, such as cooling facilities, freezer buildings, packinghouses, box barns, silos, storage facilities, greenhouses, processing plants and distribution centers.

We generally lease our properties on a triple-net basis, an arrangement under which, in addition to rent, the tenant is required to pay the related taxes, insurance costs (including drought insurance if we were to acquire properties that depend upon rainwater for irrigation), maintenance and other operating costs. We may also elect to sell farmland at certain times, such as when the land could be developed by others for urban or suburban uses. We do not currently intend to enter into the business of growing, packing or marketing farmed products; however, if we do so in the future, we expect that it would be through a taxable REIT subsidiary (“TRS”).

To a much lesser extent, we may provide senior secured first-lien mortgages to farmers for the purchase of farmland and farm-related properties. We expect that any mortgages we make would be secured by farming properties that have a successful history of crop production and profitable farming operations and that, over time, such mortgages would not exceed 5.0% of the fair value of our total assets. Currently, we do not hold any mortgages, and we have not identified any properties to which we would make loans secured by mortgages.

We conduct substantially all of our business activities through an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) structure, by which all of our properties and any mortgage loans we may make are held, directly or indirectly, by Gladstone Land Limited Partnership (the “Operating Partnership”). We have in the past, and may in the future, offer equity ownership in our Operating Partnership by issuing units of limited partnership interest in the Operating Partnership (“OP Units”) to farmland owners from time to time in consideration for acquiring their farms. We control the sole general partner of the Operating Partnership and as of March 30, 2017, own, directly or indirectly, approximately 89.1% of the OP Units. See “Our Investment Process — Types of Investments” below for additional information regarding OP Units.

On September 3, 2014, we filed our 2013 federal income tax return, on which we elected to be taxed as a REIT for federal tax purposes beginning with the year ended December 31, 2013. As a REIT, we generally will not be subject to U.S. federal income tax if we distribute at least 90% of our taxable income to our stockholders. In addition, we have elected for Gladstone Land Advisers, Inc. (“Land Advisers”), a wholly-owned subsidiary of our Operating Partnership, to be taxed as a TRS. We may own or manage our assets and engage in other activities through Land Advisers or another TRS we form or acquire when we deem it necessary or advisable. The taxable income generated by any TRS will be subject to regular corporate income tax. Currently, we do not conduct any operations through our TRS.

Subject to certain restrictions and limitations, and pursuant to contractual agreements, our business is managed by our Adviser a registered investment adviser with the SEC; and administrative services are provided to us by our Administrator. Our Adviser and our Administrator are indirectly 100% owned and controlled by David Gladstone, our chief executive officer, president, chairman of our Board of Directors and our largest stockholder. Our Adviser and our Administrator collectively employ the personnel engaged in our activities and pay directly their salaries, benefits and general expenses.

Our executive offices are located at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102, and our telephone number is (703) 287-5800. Our website address is www.GladstoneLand.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filings that we make with the SEC.

Our Investment Objectives and Our Strategy

Our principal business objective is to maximize stockholder returns through a combination of: (i) monthly cash distributions to our stockholders, which we hope to sustain and increase through long-term growth in cash flows from increased rents; (ii) appreciation of our land; and (iii) capital gains derived from the sale of our properties. Our primary strategy to achieve our business objective is to invest in and diversify our current portfolio of primarily triple-net-leased farmland and properties related to farming operations. This strategy includes the following components:

•	Owning Farms and Farm-Related Real Estate for Income. We own and intend to acquire additional farms and farm-related properties and lease them to independent and corporate farming operations, including sellers who desire to continue farming the land after we acquire the property from them. We expect to hold acquired properties for many years and to generate stable and increasing rental income from leasing these properties.

•	Owning Farms and Farm-Related Real Estate for Appreciation. We intend to lease acquired properties over the long term. However, from time to time we may sell one or more properties if we believe it to be in the best interests of our stockholders and best to maintain the overall value of our farmland portfolio. Potential purchasers may include real estate developers desiring to develop the property or financial purchasers seeking to acquire property for investment purposes. Accordingly, we will seek to acquire properties that we believe have potential for long-term appreciation in value. We have not sold any properties to date.

•	Continue Expanding our Operations Geographically. Our properties are currently located in seven states across the U.S., and we expect that we will acquire properties in other farming regions of the U.S. in the future. While our primary regions of focus are the Pacific West and the Southeastern regions of the United States, we believe other regions of the U.S., such as the Northwest and Mid-Atlantic regions, offer attractive locations for expansion, and, to a lesser extent, we also expect to seek farmland acquisitions in certain regions of the Midwest, as well as other areas in the United States.

•	Continue Expanding our Crop Varieties. Currently, the majority of tenants who farm our properties grow annual row crops dedicated to fresh produce, such as berries (e.g., strawberries and raspberries)

and fresh vegetables (e.g., tomatoes, lettuce and bell peppers). We have also expanded further into certain permanent crops, such as almonds, blueberries and pistachios; and, to a lesser extent, commodity crops, such as corn and beans. We will seek to continue our recent expansion into other permanent crops, such as bush, tree and vine crops (e.g., fruits and nuts), and commodity crops (e.g., wheat, rice and corn), while maintaining our focus on annual row-crop properties growing fresh produce.

•	Using Leverage. To maximize our number of investments, we intend to borrow through loans secured by long-term mortgages on our properties, and we may also borrow funds on a short-term basis or incur other indebtedness.

We intend to acquire more farmland and farm-related properties in our regions of focus that is already or will be leased to farmers, and we expect that most of our future tenants will be independent or corporate farming operations that are all unrelated to us. We intend to continue to lease the majority of our farms and farm-related facilities on a triple-net lease basis to tenants who sell their products through national corporate marketers-distributors. We expect to continue to earn rental income from our farmland investments.

Our Investment Process

Types of Investments

We expect that substantially all of our investments will be in income-producing agricultural real property and, to a much lesser extent, mortgages on agricultural real estate. We expect that the majority of our leases will be structured as triple-net leases. Investments will not be restricted as to geographical areas, but we expect that most of our investments in farmland real estate will continue to be made within the United States. Currently, our properties are located across seven states in the U.S. If we make mortgage loans, we expect the ratio of loan amount to value of the real estate to be greater than ratios for conventional mortgage loans on farms and the interest rate to be higher than those for conventional loans. We do not currently have any mortgage loans outstanding. In addition, some of our investments may also be made through joint ventures that would permit us to own interests in large properties without restricting the diversity of our portfolio.

We anticipate that we will make substantially all of our investments through our Operating Partnership. Our Operating Partnership may acquire interests in real property in exchange for the issuance of common shares, OP Units, cash or through a combination of the three. OP Units issued by our Operating Partnership will be redeemable at the option of the holder for cash or, at our election, shares of our common stock on a one-for-one basis at any time after holding the OP Units for one year. We currently, and may in the future, hold some or all of our interests in real properties through one or more wholly-owned subsidiaries, each classified as a qualified REIT subsidiary.

Property Acquisitions and Leasing

We anticipate that many of the farms and farm-related properties we purchase will be acquired from independent farmers or agricultural companies and that they will simultaneously lease the properties back from us. These transactions will provide the tenants with an alternative to other financing sources, such as borrowing, mortgaging real property or selling securities. We anticipate that some of our transactions will be in conjunction with acquisitions, recapitalizations or other corporate transactions affecting our tenants. We also expect that many of the farms and farm-related properties we acquire will be purchased from owners that do not farm the property but rather lease the property to tenant farmers. In situations such as these, we intend to have a lease in place prior to or simultaneously with acquiring the property.

We intend to own primarily single-tenant, agricultural real property. Generally, we will lease properties to tenants that our Adviser deems creditworthy under triple-net leases that will be full-recourse obligations of our tenants or their affiliates. Most of our agricultural leases have original terms ranging from 3 to 10 years for farms growing annual row crops and 5 to 15 years for properties growing permanent crops, often with options to extend the lease further. Rent is generally payable to us on either an annual or semi-annual basis. Further, most of our leases contain provisions that provide for annual increases in the rental amounts payable by the tenants, often referred to as escalation clauses. The escalation clauses may specify fixed dollar amounts or percentage increases each year, or they may be variable, based on standard cost of living or inflation indices. In addition, some leases that are longer-term in nature may require a regular survey of comparable land rents, with the rent owed per the lease being adjusted to reflect then-current market rents. We also have leases that include variable rents based on the success of the harvest each year. In these types of agreements, we will generally require the lease to include the guarantee of a minimum amount of rental income that satisfies our investment return criteria. Currently, our 59 farms are leased under agricultural leases with original terms ranging from 1 to 15 years, with 39 farms leased on a pure triple-net basis, and 20 farms leased on a partial-net basis, with the landlord responsible for all or a portion of the related property taxes. Additionally, five of our farms are leased under agreements that include a variable rent component.

We believe that we can source farmland to purchase that will rent at annual rental rates providing net capitalization rates ranging from 4.5% to 6.5% of the properties’ market values. However, there can be no assurance that we will be able to achieve this level of rental rates. Since rental contracts in the farming business for annual row crops are customarily short-term agreements, rental rates are typically renegotiated regularly to then-current market rates.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus involves substantial risks. You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement before acquiring any of such securities. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and might cause you to lose all or part of your investment in the offered securities. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. Although we have tried to discuss key risk factors, please be aware that these are not the only risks we face and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance. Please also refer to the section entitled “Forward-Looking Statements” above.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratios of earnings to fixed charges and preferred dividends for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 are set forth below. For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, “earnings” have been calculated by adding fixed charges to pre-tax income (loss) from continuing operations before capitalized interest and non-controlling interests. “Fixed charges” consist of interest costs (whether expensed or capitalized), amortization of deferred financing costs and the estimated portion of rent expense that represents interest (based on the portion of the fees allocated to us by our Adviser and Administrator, pursuant to the Advisory Agreement and Administration Agreement, respectively).

	Year Ended December 31,
	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges and Preferred Dividends(1)	1.1	1.1	N/A	1.3	1.9

(1)	For the year ended December 31, 2014, earnings, as defined, were not sufficient to cover fixed charges by $98,631.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the issuance or sale of our securities to provide additional funds for general corporate purposes, which may include, without limitation, the repayment of outstanding indebtedness, the acquisition of additional properties, capital expenditures and/or improvements to properties in our portfolio, distributions to stockholders and working capital. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the accompanying prospectus supplement to this prospectus.

DESCRIPTION OF SECURITIES

We may offer, from time to time, in one or more offerings, up to $300,000,000 of the following securities:

•	common stock;

•	preferred stock;

•	warrants;

•	debt securities;

•	depositary shares;

•	subscription rights;

•	units; or

•	any combination of the foregoing securities.

The aggregate initial offering price of the offered securities that we may issue will not exceed $300,000,000. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not and will not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” in the accompanying prospectus supplement to find out how you can obtain a copy of those documents.

The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be quoted or listed on any quotation system or securities exchange.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 20,000,000 shares of capital stock, $0.001 par value per share, 18,000,000 of which are classified as common stock and 2,000,000 of which are classified as Series A Term Preferred Stock. Under our charter, our board of directors is authorized to classify and reclassify any unissued shares of capital stock into other classes or series of stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of such stock. In addition, our board of directors, with the approval of a majority of the entire board and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. As of March 30, 2017, there were 11,850,624 shares of common stock and 1,150,000 shares of Series A Term Preferred Stock issued and outstanding. The following summary description of our capital stock is not necessarily complete and is qualified in its entirety by reference to our charter and bylaws, each of which has been filed with the SEC, as well as applicable provisions of Maryland General Corporation Law, or the MGCL.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, (the “Code”), shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). We elected to be taxed as a REIT beginning with our taxable year ended December 31, 2013, in which case, these ownership limits applied to us beginning with our taxable year ending December 31, 2014.

Our charter imposes restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 3.3% in value of the aggregate number of shares of the outstanding shares of all classes and series of our capital stock or more than 3.3% in value or in number of shares (whichever is more restrictive) of the outstanding shares of our common stock. We refer to this limit as the “ownership limit.” An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of our stock described below is referred to as a “prohibited owner” if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial owner or, if appropriate, a record owner of shares of our stock.

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 3.3% in value of the outstanding shares of all classes and series of our capital stock or in value or in number of shares (whichever is more restrictive) of the outstanding shares of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our failing to qualify as a REIT. As a condition of its waiver or grant of excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or Internal Revenue Service (“IRS”) ruling satisfactory to our board of directors in order to determine or ensure our qualification as a REIT. Our charter contains or our board of directors has created excepted holder limits for David Gladstone and the Gladstone Future Trust, a trust for the benefit of Mr. Gladstone’s adult children. The excepted holder limits, which our charter contains or our board of directors approved, allow David Gladstone and Gladstone Future Trust to hold up to 33.3% and 17%, respectively, in value of the aggregate of outstanding shares of our capital stock, or 33.3% and 17% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock. Additionally, our charter permits certain qualified institutional investors to each hold up to 9.8% by value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of capital stock or up to 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock (excluding any outstanding shares of capital or common stock not treated as outstanding for federal income tax purposes). As of March 30, 2017, David Gladstone holds approximately 18.4% of the number of shares of capital stock outstanding and Gladstone Future Trust holds approximately 5.6% of the number of shares of capital stock outstanding (which shares will be attributed to Mr. Gladstone for purposes of the REIT stock ownership diversification requirements).

Our board of directors may from time to time increase or decrease the ownership limit for other individuals and entities unless after giving effect to such increase, five or fewer individuals could beneficially or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such individual’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of any other class or series, as applicable, in excess of such percentage ownership of our common stock or stock of all classes and series will be in violation of the ownership limit.

Our charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) ) or our constructively owning 10% or more of ownership interests in a tenant (other than a taxable REIT subsidiary) of our real property or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to a trust as described below, must immediately give us written notice of the event or, in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock as described above is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) ) or our constructively owning 10% or more of ownership interests in a tenant (other than a taxable REIT subsidiary) of our real property or our failure to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the last reported sales price on the principal securities exchange on which our shares are listed at the time of such devise or gift) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer of sale until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary. If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price on the principal securities exchange on which our shares are listed on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand.

Subject to the MGCL, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines in good faith that a proposed transfer or other event would violate the restrictions on ownership and transfer of our stock, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) or more of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide to us in writing such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Common Stock

Voting Rights

Subject to the provisions of our charter regarding restrictions on the transfer and ownership of our capital stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock (of which there currently is none), the holders of the common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors then standing for election and the holders of the remaining shares are not able to elect any directors.

Dividends, Liquidations and Other Rights

All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares (of which there currently are none) and to the provisions of our charter regarding restrictions on transfer of our shares.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our charter, all shares of common stock have equal dividend, liquidation and other rights.

Certificates

We will not issue certificates. Shares will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to affect a transfer. Transfers can be affected simply by mailing to us a duly executed transfer form. Upon the issuance of our shares, we will send to each stockholder a written statement which will include all information that is required to be written upon stock certificates under the MGCL.

Meetings and Special Voting Requirements

An annual meeting of the stockholders is held each year for the purpose of electing the class of directors whose term is up for election and to conduct other business that may be brought before the stockholders. Special meetings of stockholders may be called upon the request of our chairman, our chief executive officer, our president, a majority of our directors or a majority of our independent directors or by the written request of stockholders of record as of the request date entitled to cast not less than a majority of all votes entitled to be cast at such meeting, provided that the request is in the form and manner specified in our Bylaws. In general, the presence in person or by proxy of a majority of the outstanding shares entitled to vote at the meeting constitutes a quorum. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is necessary to take stockholder action, except that a plurality of all votes cast at such a meeting is sufficient to elect a director.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is approved by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, which must be approved by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the amendment) may be approved by a majority of all of the votes entitled to be cast on the matter.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc.

Preferred Stock

General

Subject to limitations prescribed by the MGCL and our charter, our board of directors is authorized to issue, from the authorized but unissued shares of stock, shares of preferred stock in class or series and to establish from time to time the number of shares of preferred stock to be included in the class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of each class or series. Our Board may also increase the number of shares in any existing class or series.

Existing Series A Preferred Stock

Dividends

Holders of shares of the Series A Term Preferred Stock are entitled to receive, when, as and if, authorized by our Board of Directors (or a duly authorized committee of the Board) and declared by us, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 6.375% per annum of the liquidation preference of $25.00 per share (equivalent to a fixed annual amount of $1.59375 per share).

Dividends on the Series A Term Preferred Stock are cumulative from (but excluding) the date of original issue and are payable monthly in arrears. The first dividend was payable on September 30, 2016. Dividends are payable to holders of record as they appear in our stock records at the close of business on the applicable record date. The record date for each dividend will be designated by our Board of Directors that is not more than 20 nor less than seven days prior to such dividend payment date.

Our Board of Directors will not authorize, declare, pay or set apart for payment any dividends on shares of Series A Term Preferred Stock at any time that the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series A Term Preferred Stock will accumulate whether or not restrictions exist in respect thereof, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not we declare such dividends. Accumulated but unpaid dividends on the Series A Term Preferred Stock will not bear interest, and holders of the Series A Term Preferred Stock will not be entitled to any distributions in excess of full cumulative dividends described above. Except as stated in the two paragraphs below, no dividends will be declared and paid or set apart for payment on any of our common stock or any series or class of equity securities ranking junior to the Series A Term Preferred Stock (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series A Term Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment of those dividends is set apart for such payment) on the Series A Term Preferred Stock for all past dividend periods.

If we do not declare and either pay or set apart for payment the full cumulative dividends on the Series A Term Preferred Stock and all shares of capital stock that are equal in rank with Series A Term Preferred Stock, the amount which we have declared will be allocated ratably to the Series A Term Preferred Stock and to each series of shares of capital stock equal in rank so that the amount declared for each share of Series A Term Preferred Stock and for each share of each series of capital stock equal in rank is proportionate to the accrued and unpaid dividends on those shares.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Term Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment is set apart for payment) for all past dividend periods, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series A Term Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon our common stock, or any of our other capital stock ranking junior to or equal with the Series A Term Preferred Stock as to dividends or upon liquidation, nor shall we redeem, purchase, or otherwise acquire for any consideration (or pay or make any monies available for a sinking fund for the redemption of any such shares) any shares of our common stock, or any other shares of our capital stock ranking junior to or equal with the Series A Term Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for any of our capital stock ranking junior to the Series A Term Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving our qualification as a REIT).

Holders of shares of the Series A Term Preferred Stock are not entitled to any distribution, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Term Preferred Stock as described above; however, if we fail to redeem or call for redemption the Series A Term Preferred Stock pursuant to the mandatory redemption required on September 30, 2021, the dividend rate on the Series A Term Preferred Stock will increase by 3.0% per share per annum to 9.375%, until such shares are redeemed or called for redemption. Any dividend payment made on the Series A Term Preferred Stock will first be credited against the earliest accumulated but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series A Term Preferred Stock will accumulate as of the dividend payment date on which they first become payable.

Redemption

Mandatory Redemption

We are required to provide for the mandatory redemption of the Series A Term Preferred Stock on September 30, 2021 at a redemption price of $25.00 per share plus an amount equal to accumulated but unpaid dividends thereon up to but excluding September 30, 2021.

Optional Redemption

The Series A Term Preferred Stock are not redeemable prior to September 30, 2018. However, in order to ensure that we will continue to meet the requirements for qualification as a REIT, the Series A Term Preferred Stock are subject to provisions in our Charter pursuant to which shares of our capital stock owned by a stockholder in excess of 3.3% (or 9.8% in the case of certain Qualified Institutional Investors (as defined in the Charter)) in value of the aggregate of the outstanding shares of capital stock of the Company will be transferred in trust pursuant to Section 7.2.1 of the Charter.

On and after September 30, 2018, at our sole option upon not less than 30 nor more than 60 days’ written notice, we may redeem shares of the Series A Term Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date fixed for redemption, without interest. Holders of Series A Term Preferred Stock to be redeemed must then surrender such Series A Term Preferred Stock at the place designated in the notice. Upon surrender of the Series A Term Preferred Stock, the holders will be entitled to the redemption price thereon to, but excluding the date fixed for redemption, without interest. If notice of redemption of any shares of Series A Term Preferred Stock has been given and if we have deposited the funds necessary for such redemption with the paying agent for the benefit of the holders of any of the shares of Series A Term Preferred Stock to be redeemed, then from and after the date of such deposit dividends will cease to accumulate on those shares of Series A Term Preferred Stock, those shares of Series A Term Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Term Preferred Stock is to be redeemed, the Series A Term Preferred Stock to be redeemed shall be selected ratably by lot or by any other fair and equitable method that the Board may choose.

Unless full cumulative dividends for all applicable past dividend periods on all shares of Series A Term Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation have been or contemporaneously are declared and paid (or declared and a sum sufficient for payment set apart for payment for all past dividend periods), no shares of Series A Term Preferred Stock will be redeemed. In such event, we also will not purchase or otherwise acquire directly or indirectly any shares of Series A Term Preferred Stock (except by exchange for our capital stock ranking junior to the Series A Term Preferred Stock as to dividends and upon liquidation). However, the foregoing shall not prevent us from purchasing shares pursuant to our Charter, in order to ensure that we continue to meet the requirements for qualification as a REIT, or from acquiring shares of Series A Term Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Term Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series A Term Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

We will deliver a notice of redemption, by overnight delivery, by first class mail, postage prepaid or electronically to holders thereof, or request our agent, on behalf of us, to promptly do so by overnight delivery, by first class mail, postage prepaid or electronically. The notice will be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such notice. Each such notice will state: (A) the date for redemption; (B) the number of Series A Term Preferred Stock to be redeemed; (C) the CUSIP number for the Series A Term Preferred Stock; (D) the applicable redemption price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares are to be surrendered for payment of the price for redemption; (F) that dividends on the Series A Term Preferred Stock to be redeemed will cease to accumulate from and after such date of redemption; and (G) the applicable provisions of our charter under which such redemption is made. If fewer than all shares held by any holder are to be redeemed, the notice delivered to such holder will also specify the number of Series A Term Preferred Stock to be redeemed from such holder or the method of determining such number. We may provide in any such notice that such redemption is subject to one or more conditions precedent and that we will not be required to affect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such notice. No defect in the notice or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

If a redemption date falls after a record date and prior to the corresponding dividend payment date, however, each holder of Series A Term Preferred Stock at the close of business on that record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs with respect to the Series A Term Preferred Stock, unless we have exercised our option to redeem such Series A Term Preferred Stock as described above, holders of the Series A Term Preferred Stock will have the right to require us to redeem (a “Change of Control Redemption”) the Series A Term Preferred Stock at a price equal to the liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends up to but excluding the date of payment, but without interest (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control Triggering Event, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, a notice will be mailed to holders of the Series A Term Preferred Stock, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to redeem such Series A Term Preferred Stock on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control Triggering Event, state that the Change of Control Redemption is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	redeem all Series A Term Preferred Stock or portions of Series A Term Preferred Stock properly tendered pursuant to the applicable Change of Control Redemption;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Series A Term Preferred Stock properly tendered; and

•	deliver or cause to be delivered to the paying agent the Series A Term Preferred Stock properly accepted together with an officers’ certificate stating the Series A Term Preferred Stock being redeemed.

We will not be required to make a Change of Control Redemption upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party redeems all Series A Term Preferred Stock properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the Series A Term Preferred Stock as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Redemption provisions of the Series A Term Preferred Stock, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Redemption provisions of the Series A Term Preferred Stock by virtue of any such conflict.

For purposes of the foregoing discussion of the redemption of the Series A Term Preferred Stock at the option of the holders, the following definitions are applicable.

“Capital Stock” of a corporation means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control Triggering Event” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any Person, other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control Triggering Event under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (A) was a member of such Board of Directors on the date the Series A Term Preferred Stock was issued or (B) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Term Preferred Stock will be entitled to be paid, out of our assets legally available for distribution to our stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but excluding, the date of payment, but without interest, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Series A Term Preferred Stock as to liquidation rights. If our assets legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series A Term Preferred Stock and the liquidation preference on any shares of preferred stock equal in rank with the Series A Term Preferred Stock, all assets distributed to the holders of the Series A Term Preferred Stock and any other series of preferred stock equal in rank with the Series A Term Preferred Stock will be distributed ratably so that the amount of assets distributed per share of Series A Term Preferred Stock and such other series of preferred stock equal in rank with the Series A Term Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series A Term Preferred Stock and on such other series of preferred stock bear to each other. Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Term Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidation preference, plus any accumulated and unpaid dividends to which they are entitled, the holders of Series A Term Preferred Stock will have no right or claim to any of our remaining assets. If we convert into or consolidate or merge with or into any other corporation, trust or entity, effect a statutory share exchange or sell, lease, transfer or convey all or substantially all of our property or business, we will not be deemed to have liquidated, dissolved or wound up.

Rank

With respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up, the Series A Term Preferred Stock will rank:

•	senior to all classes or series of our Common Stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series A Term Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•	on a parity with all other equity securities we may issue, the terms of which specifically provide that such equity securities rank on a parity with our Series A Term Preferred Stock with respect to dividends and liquidation, none of which exists on the date hereof;

•	junior to any other class or series of our capital stock the terms of which specifically provide that such equity securities rank senior to the Series A Term Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up, none of which exists on the date hereof; and

•	junior to all our existing and future indebtedness.

Voting Rights

Holders of the Series A Term Preferred Stock are not entitled to any voting rights, except as described below.

Whenever dividends on any shares of Series A Term Preferred Stock are in arrears for 18 or more consecutive months (a “Dividend Default”), then the holders of those shares together with the holders of all other series of preferred stock equal in rank with the Series A Term Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors on our Board of Directors.

The election of these directors will take place at a special meeting called upon the written request of the holders of record of at least 20% of the Series A Term Preferred Stock and the holders of record of at least 20% of any class or series of preferred stock equal in rank with the Series A Term Preferred Stock which like voting rights have been conferred and are exercisable (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated from past dividend periods and the then current dividend period have been paid (or declared and a sum sufficient for payment set apart). A quorum for any such meeting will exist if at least a majority of the total outstanding shares of Series A Term Preferred Stock and shares of preferred stock equal in rank with the Series A Term Preferred Stock entitled to like voting rights are represented in person or by proxy at that meeting. The directors elected as described above shall be elected upon the affirmative vote of a plurality of the votes cast by the holders of shares of Series A Term Preferred Stock and preferred stock equal in rank with the Series A Term Preferred Stock voting separately as a single class, present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Term Preferred Stock have been paid in full or declared or set apart for payment in full the holders of the Series A Term Preferred Stock shall be divested of the right to elect directors and, if all dividend arrearages have been paid in full or declared and set apart for payment in full on all series of preferred stock entitled to like voting rights, the term of office of each director so elected shall terminate. Any director so elected may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Term Preferred Stock having the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights. So long as a dividend arrearage continues, any vacancy in the office of a director elected as described above may be filled by written consent of the director elected as described above who remains in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Term Preferred Stock when they have the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights. These directors shall each be entitled to one vote per director on any matter.

So long as any shares of Series A Term Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Term Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of our charter, including the articles supplementary designating the Series A Term Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Term Preferred Stock. However, with respect to the occurrence of any event listed above, so long as the Series A Term Preferred Stock remains outstanding (or shares issued by a surviving entity in substitution for the Series A Term Preferred Stock) with its terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Term Preferred Stock. In addition (i) any increase in the number of authorized shares of Series A Term Preferred Stock, (ii) any increase in the number of authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or

(iii) any increase in the number of authorized shares of such class or series, in each case ranking equal with or junior to the Series A Term Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Term Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion

The Series A Term Preferred Stock is not convertible into or exchangeable for any of our other property or securities.

Transfer and Dividend Paying Agent

The transfer and dividend payment agent for our Series A Term Preferred Stock is Computershare, Inc.

Future Classes or Series of Preferred Stock

The following description sets forth general terms and provisions of our preferred stock to which an accompanying prospectus supplement may relate. Specific terms of any class or series of preferred stock offered by an accompanying prospectus supplement will be described in that prospectus supplement. The description set forth below is subject to and qualified in its entirety by reference to the articles supplementary to our charter fixing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of a particular class or series of preferred stock.

If we offer preferred stock pursuant to this prospectus, an accompanying prospectus supplement will describe the specific terms of the class or series of shares of preferred stock being offered, including, but not limited to:

•	the title and stated value of the class or series of shares of preferred stock and the number of shares constituting that class or series;

•	the number of shares of the class or series of shares of preferred stock offered, the liquidation preference per share and the offering price of the shares of preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the shares of preferred stock of the class or series;

•	the date from which dividends on shares of preferred stock of the class or series shall cumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for shares of preferred stock of the class or series;

•	the provision for a sinking fund, if any, for shares of preferred stock of the class or series;

•	the provision for redemption or repurchase, if applicable, of shares of preferred stock of the class or series, and any restriction on our ability to exercise those redemption and repurchase rights;

•	any listing of the class or series of shares of preferred stock on any securities exchange or market;

•	the terms and conditions, if applicable, upon which shares of preferred stock of the class or series will be convertible into shares of preferred stock of another class or series or common stock, including the conversion price, or manner of calculating the conversion price, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the shares of preferred stock of the class or series;

•	preemption rights, if any;

•	whether interests in shares of preferred stock of the class or series will be represented by global securities;

•	a discussion of federal income tax considerations applicable to shares of preferred stock of the class or series to the extent not discussed in “Material U.S. Federal Income Tax Considerations;”

•	the relative ranking and preferences of shares of preferred stock of the class or series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	to the extent not otherwise addressed in this prospectus, any limitations on issuance of any class or series of shares of preferred stock ranking senior to or on a parity with the class or series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of shares of preferred stock of the class or series, in each case as may be appropriate to preserve our status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), among other purposes;

•	the registrar and transfer agent for the shares of preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the class or series of shares of preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Restrictions on ownership and transfer of our common stock and Preferred Stock are designed to preserve our status as a REIT, among other purposes, and, therefore, may act to prevent or hinder a change of control. See “Certain Provisions of Maryland Law and of Our Charter And Bylaws — Restrictions on Ownership and Transfer” below.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants, as well as any warrant agreement that contains the terms of the warrants.

We may issue warrants to purchase shares of our common or preferred stock. Such warrants may be issued in one or more series, independently or together with shares of common or preferred stock or other equity or debt securities and may be attached or separate from such securities. We may issue warrants directly or under a separate warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants.

The applicable prospectus supplement and the applicable warrant agreement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the number of shares of common or preferred stock purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive distributions or dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under one or more trust indentures to be executed by us and a specified trustee. The terms of the debt securities will include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, or the Trust Indenture Act. The indentures will be qualified under the Trust Indenture Act.

The following description sets forth certain anticipated general terms and provisions of the debt securities to which an accompanying prospectus supplement may relate. The particular terms of the debt securities offered by an accompanying prospectus supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, investors should review both the accompanying prospectus supplement relating thereto and the following description. A form of the indenture (as discussed herein) has been filed as an exhibit to the registration statement of which this prospectus is a part.

The debt securities will be our direct obligations and may be either senior debt securities or subordinated debt securities. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of our senior debt (as defined in the applicable indenture).

Except as set forth in the applicable indenture and described in an accompanying prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the board of directors or as established in the applicable indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

The accompanying prospectus supplement relating to any series of debt securities being offered will contain their specific terms, including, without limitation:

•	the title of the series;

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities will be issued;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered;

•	the date or dates or the method by which such date or dates will be determined on which the principal of the debt securities is payable;

•	the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates, at which the debt securities shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, the date or dates on which such interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal of and interest, if any, on the debt securities shall be payable, or the method of such payment, if by wire transfer, mail or other means;

•	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of the Company;

•	the obligation, if any, of the Company to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which Securities of the Series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates, if any, on which and the price or prices at which the debt securities will be repurchased by the Company at the option of the holders;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•	the forms of the debt securities and whether the debt securities will be issuable as global securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities that shall be payable upon declaration of acceleration of the maturity;

•	if other than United States dollars, the currency of denomination of the debt securities;

•	if other than United States dollars, the designation of the currency, currencies or currency units in which payment of the principal of and interest, if any, on the debt securities will be made;

•	if payments of principal of or interest, if any, on the debt securities are to be made in one or more currencies or currency units other than that or those in which such debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•	the manner in which the amounts of payment of principal of or interest, if any, on the debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	the provisions, if any, relating to any security provided for the debt securities;

•	the provisions, if any, relating to any guarantees of the debt securities;

•	any addition to or change in the events of default which applies to any debt securities and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any addition to or change in the covenants set forth in the Indenture;

•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the indenture, but which may modify or delete any provision of the indenture insofar as it applies to such series);

•	any trustees, depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to debt securities;

•	the date as of which any temporary global security representing outstanding securities shall be dated if other than the date of original issuance of the first debt security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance to the debt securities and any provisions in modification of, in addition to or in lieu of any of such provisions;

•	if the debt securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and under what circumstances the Company will pay “additional amounts” on the debt securities to any holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•	the obligation, if any, of the Company to permit the debt securities to be converted into or exchanged for common stock of the Company or other securities or property of the Company and the terms and conditions upon which such conversion or exchange shall be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, any adjustment of the applicable conversion or exchange price or rate and any requirements relative to the reservation of such shares for purposes of conversion or exchange);

•	if convertible or exchangeable, any applicable limitations on the ownership or transferability of the debt securities or property into which such debt securities are convertible or exchangeable;

•	whether the debt securities are senior debt securities or subordinate debt securities and, if subordinate, the terms of such subordination; and

•	the applicability, if any, of the guarantee provision of the indenture and any provisions in modification, in addition to or in lieu of any of such provisions.

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special federal income tax, accounting and other considerations applicable to debt securities will be described in the accompanying prospectus supplement.

The applicable indenture may contain provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.

Merger, Consolidation or Sale

The applicable indenture will provide that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided that:

•	we are the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any consolidation or merger or which has received the transfer of our assets will be organized and existing under U.S. or state law and expressly assumes payment of the principal of (and premium, if any), and interest on, all of the applicable debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

•	immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of any subsidiary as a result thereof as having been incurred by us or such subsidiary at the time of the transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions will be delivered to the trustee.

Covenants

The applicable indenture will contain covenants requiring us to take certain actions and prohibiting us from taking certain actions. The covenants with respect to any series of debt securities will be described in the accompanying prospectus supplement.

Events of Default, Notice and Waiver

Each indenture will describe specific “events of default” with respect to a series of debt securities issued under the indenture. These “events of default” are likely to include (with grace and cure periods):

•	our failure to pay any installment of interest;

•	our failure to pay their principal (or premium, if any) at their maturity;

•	our failure to make any required sinking fund payment;

•	our breach of any other covenant or warranty contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a different series of debt securities); and

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any substantial part of our property.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences if:

•	we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in such indenture.

Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to the series and its consequences, except:

•	a payment default; or

•	a covenant default that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

Each trustee will be required to give notice to the holders of debt securities within a certain number of days of a default under the applicable indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to the series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of the series or in the payment of any sinking fund installment in respect of any debt security of the series) if specified responsible officers of the trustee consider withholding the notice to be in the interest of the holders.

Each indenture will prohibit the holders of debt securities of any series from instituting any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the applicable trustee, for a certain period of time after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of not less than a majority in principal amount of the outstanding debt securities of such series, as well as the furnishing of indemnity reasonably satisfactory to it. This provision will not prevent any holder of debt securities from instituting a suit to enforce the payment of the principal of (and premium, if any) and interest on the debt securities at the respective due dates thereof.

Subject to the indenture, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders furnish the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

Within a certain period of time of the close of each fiscal year, we will be required to deliver to each trustee, a certificate, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the applicable indenture and, if so, specifying each default and the nature and status thereof.

Investors should review the accompanying prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described herein, including any addition of a covenant or other provision providing event risk or similar protection.

Modification of the Indenture

The indenture will likely be modified or amended, with the consent of the holders of not less than a majority in principal amount of each series of the outstanding debt securities issued under the indenture affected by the modification or amendment, provided that no modification or amendment may, without the consent of each affected holder of the debt securities:

•	change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on the debt securities;

•	reduce the principal amount of (or premium, if any) or the interest, if any, on the debt securities or the principal amount due upon acceleration of an original issue discount security;

•	change the place or currency of payment of principal of (or premium, if any) or interest, if any, on the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	reduce the above-stated percentage of holders of the debt securities necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of the outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for any act of the holders with respect to consenting to any amendment.

The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby will have the right to waive our compliance with certain covenants in the indenture. Each indenture will contain provisions for convening meetings of the holders of debt securities of a series to take permitted action. Under certain circumstances, we and the trustee may make modifications and amendments to an indenture without the consent of any holders of outstanding debt securities.

Redemption of Debt Securities

The debt securities may be redeemed at any time at our option, in whole or in part, to protect our status as a REIT. The debt securities will also be subject to optional or mandatory redemption on terms and conditions described in the accompanying prospectus supplement.

Conversion of Debt Securities

The terms and conditions, if any, upon which any debt securities are convertible into shares of our common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. The terms will include:

•	whether the debt securities are convertible into shares of our common stock or preferred stock;

•	the conversion price (or the manner of calculating the price);

•	the conversion period;

•	the events requiring an adjustment to the conversion price and provisions affecting conversion if the debt securities are redeemed; and

•	any restrictions on conversion.

Subordination

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable supplemental indenture to the prior payment in full of all senior securities. No payment of principal or interest will be permitted to be made on subordinated securities at any time if any payment default or any other default which permits accelerations exists. After all senior securities are paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the right of holders of senior securities to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior securities. By reason of any subordination, in the event of a distribution of assets upon our insolvency, some of our general creditors may recover more, ratably, than holders of subordinated securities. The accompanying prospectus supplement or the information incorporated herein by reference will contain the approximate amount of senior securities outstanding as of the end of our most recent fiscal quarter.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. The global securities will be deposited with a depositary, or with a nominee for a depositary, identified in the accompanying prospectus supplement. In this case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The specific material terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the accompanying prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of persons, or participants, that have accounts with the depositary. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of the debt securities. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the global security, with respect to interests of participants, or by participants or persons that hold through participants, with respect to interests of persons other than participants. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the holders of the debt securities, we, the trustee and our agents will treat a person as the holder of the principal amount of debt securities as specified in a written statement of the depositary. Except as set forth herein or otherwise provided in the accompanying prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names, will not receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither we, the trustee, nor any paying agent for the debt securities, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of the participants.

If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within the period of time set forth in the indenture, we will issue the debt securities in definitive form in exchange for the global security. In addition, we may at any time, and in our sole discretion, determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of the series in definitive form in exchange for all of the global security or securities representing the debt securities.

The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in debt securities represented by global securities.

Governing Law

The indenture for the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the accompanying prospectus supplement which will more fully describe the terms of those depositary shares. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares to be issued will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. The following description of the depositary shares, and any description of the depositary shares in an accompanying prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying deposit agreement and the depositary receipt, which we will file with the SEC at or prior to the time of the sale of the depositary shares. You should refer to, and read this summary together with, the deposit agreement and related depositary receipt. You can obtain copies of any form of deposit agreement or other agreement pursuant to which the depositary shares are issued by following the directions described under the caption “Where You Can Find More Information” in the accompanying prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of our preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders. The depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of our preferred stock shall be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a class or series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such class or series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

Voting Our Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for our preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of our preferred stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of our preferred stock and any redemption of our preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from the Company that are delivered to the depositary and that we are required to furnish to holders of preferred stock.

Neither the depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary and the Company under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of the Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Restrictions on Ownership

The deposit agreement will contain provisions restricting the ownership and transfer of depositary shares. Such restrictions will be described in the accompanying prospectus supplement and will be referenced on the applicable depositary receipts.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase one or more series or classes of common stock, preferred stock, debt securities and depositary shares. We may issue subscription rights independently or together with any other offered security. Such subscription rights or other offered security may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The accompanying prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for common stock, preferred stock, debt securities or depositary shares upon the exercise of the subscription rights;

•	the number of subscription rights issued to each security holder;

•	the number and terms of the common stock, preferred stock, debt securities or depositary shares which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information” in the accompanying prospectus supplement. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

BOOK ENTRY PROCEDURES AND SETTLEMENT

We may issue the securities offered pursuant to this prospectus in certificated or book-entry form or in the form of one or more global securities. The accompanying prospectus supplement will describe the manner in which the securities offered thereby will be issued.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Classification of our Board of Directors

Our board of directors is currently comprised of eight members. Our board is divided into three classes of directors. Directors of each class are elected for a term expiring at the third annual meeting following their election and until their respective successor is duly elected and qualifies, and each year one class of directors will be elected by the stockholders. Our board of directors has the sole power to fill any vacancy on the board of directors and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our directors. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the capital stock entitled to vote are able to elect all of the successors of the class of directors whose terms expire at that meeting.

Our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, our classified board could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us or another transaction that might involve a premium price for our common stock that might be in the best interest of our stockholders.

Removal of Directors

Any director may be removed only for cause by the stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast generally in the election of directors.

Restrictions on Ownership and Transfer

To qualify and maintain status as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals (including some tax-exempt entities) during the last half of each taxable year, and the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year for which an election to be treated as a REIT is made. These requirements do not apply to us for our first taxable year for which we elect to be taxed as a REIT for federal income tax purposes. In order to assist our board of directors in becoming a REIT and preserving our status as a REIT, among other purposes, our charter contains ownership limits which prohibit any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 3.3% in value of our outstanding shares of capital stock or more than 3.3% in value or in number of shares (whichever is more restrictive) of our outstanding shares of common stock, other than David Gladstone, who currently owns approximately 18.4% of our outstanding capital stock, and the Gladstone Future Trust, that currently owns approximately 5.6% of our outstanding capital stock, and certain qualified institutional investors who may own up to 9.8%. See “Description of Our Capital Stock — Restrictions on Ownership and Transfer” for more information.

The 3.3% ownership limit does not apply to any underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of our capital stock (or securities convertible or exchangeable for capital stock) in a public offering of our shares, only to the extent necessary to facilitate such offering.

Distributions

Distributions will be paid to stockholders as of the record date selected by our board of directors. We intend to pay distributions on a monthly basis regardless of the frequency with which such distributions are declared. To qualify as a REIT, we are required to make distributions sufficient to satisfy the REIT requirements. Generally, income distributed as distributions will not be taxable to us under federal income tax laws unless we fail to comply with the REIT requirements.

Distributions will be authorized at the discretion of our board of directors based on our earnings, cash flow and general financial condition. The directors’ discretion will be governed, in substantial part, by their obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow which we expect to receive during a later month and may be made in advance of actual receipt in an attempt to make distributions relatively uniform. We may borrow to make distributions if the borrowing is necessary to maintain our REIT status, or if the borrowing is part of a liquidation strategy whereby the borrowing is done in anticipation of the sale of properties and the proceeds will be used to repay the loan.

Information Rights

Any stockholder may, during normal business hours and for any lawful and proper purpose, inspect and copy our bylaws, minutes of the proceedings of our stockholders meetings, our annual statement of affairs and any voting trust agreement that is on file at our principal office. In addition, one or more stockholders who together are, and for at least six months have been, record or beneficial holders of 5% of any class of our stock are entitled to inspect our books of accounts or a copy of our stockholder list upon written request. The list will include the name and address of, and the number of shares owned by, each stockholder and will be available at our principal office within 20 days of the stockholder’s request.

The rights of stockholders described above are in addition to, and do not adversely affect rights provided to investors under, Rule 14a-7 promulgated under the Exchange Act. Rule 14a-7 provides that, upon request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders, or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution themselves.

Business Combinations

The MGCL prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates. The MGCL defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling by stockholders of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified board, (b) require a two-thirds vote for the removal of any director from the board, (c) vest in the board the exclusive power to fix the number of directorships and (d) require, unless called by our chairman, our chief executive officer, our president, a majority of our directors or a majority of our independent directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast to call a special meeting. We have elected that, except as may be provided by our board of directors in setting the terms of any class or series of stock, any and all vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Amendments to Our Charter and Bylaws

Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our shares of stock and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if approved and advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, convert into another entity, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter provides that any of these actions except for the charter amendments described above may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Operations

We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

Our charter provides for us to have a perpetual existence. Pursuant to our charter, and subject to the provisions of any of our classes or series of stock then outstanding and the approval by a majority of the entire board of directors, our stockholders by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record at the time of the provision of notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors at which directors are to be elected pursuant to our notice of the meeting may be made only:

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record at the time of the provision of notice, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

Power to Issue Additional Shares

We currently do not intend to issue any securities other than the shares described in this prospectus, although we may do so at any time, including upon the redemption of limited partnership interests that we may issue in connection with acquisitions of real property. We believe that the power to issue additional shares of stock and to classify or reclassify unissued shares of common stock or preferred stock into other classes or series of stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an acquiring person statement), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of our stock by David Gladstone and any of his affiliates. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions and the control share acquisition provisions of the MGCL; the classification of our board of directors; the restrictions on the transfer and ownership of stock and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interests.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences generally resulting from our election to be taxed as a REIT and the current material federal income tax considerations relating to the ownership and disposition of our common stock and preferred stock. As used in this section, the terms “we” and “our” refer solely to Gladstone Land Corporation and not to our subsidiaries and affiliates.

This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. This discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed below under “— Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “— Taxation of Non-U.S. Stockholders”) and other persons subject to special tax rules. Moreover, this summary assumes that our stockholders hold our stock as a capital asset for federal income tax purposes, which generally means property held for investment. The statements in this section are based on the current federal income tax laws, including the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

As discussed below in “— Taxation in Connection with Holding Securities other than our Stock,” we intend to describe in any prospectus supplement related to the offering of our warrants, debt securities, depositary shares or subscription rights, the material federal income tax considerations relating to the ownership and disposition of such securities as will be sold by us pursuant to that prospectus supplement.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of acquisition, ownership and disposition of our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 2013. We believe that, beginning with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. No assurances can be given that our beliefs or expectations will be fulfilled, however, since qualification as a REIT depends on our ability to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

The sections of the Code relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

In connection with the filing of this registration statement, Bass, Berry & Sims PLC has rendered an opinion that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code for our taxable years ended December 31, 2013 through December 31, 2016, and our organization and current and proposed method of operation will enable us to continue to qualify for taxation as a REIT for our taxable year ending December 31, 2017 and in the future. Investors should be aware that Bass, Berry & Sims PLC’s opinion is based on the federal income tax laws governing qualification as a REIT as of the date of such opinion, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks only as of the date issued. In addition, Bass, Berry & Sims PLC’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, sources of our gross income, the diversity of the ownership of our capital stock and the future conduct of our business. Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentages of our gross income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular period will satisfy such requirements. Bass, Berry & Sims PLC’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “— Failure to Qualify as a REIT” below.

If we maintain our qualification as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders because we will be entitled to a deduction for dividends that we pay. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. In general, income generated by a REIT is taxed only at the stockholder level if such income is distributed by the REIT to its stockholders. We will be subject to federal tax, however, in the following circumstances:

•	We are subject to the corporate federal income tax on any REIT taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the corporate “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

•	We are subject to tax, at the highest corporate rate, on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”), as described below under “— Gross Income Tests — Foreclosure Property,” that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” but nonetheless maintain our qualification as a REIT because we meet certain other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “— Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary, including the provision of services to us by a taxable REIT subsidiary, that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a tax basis in the asset that is determined by reference either to the C corporation’s tax basis in the asset or to another asset, we will pay tax at the highest corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	The earnings of our taxable REIT subsidiaries are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We also could be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

A REIT is a corporation, trust or association that satisfies each of the following requirements:

(1) It is managed by one or more trustees or directors;

(2) Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial interest;

(3) It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, i.e. the REIT provisions;

(4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) At least 100 persons are beneficial owners of its stock or ownership shares or certificates (determined without reference to any rules of attribution);

(6) During the last half of any taxable year, not more than 50% in value of its outstanding stock or shares of beneficial interest are owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities;

(7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for federal income tax purposes;

(8) It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9) It meets certain other requirements described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.

We must satisfy requirements 1 through 4, and 8 during our entire taxable year and must satisfy requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with certain requirements for ascertaining the beneficial ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides for restrictions regarding the ownership and transfer of our stock that we expect to allow us to continue to satisfy these requirements. The provisions of the charter restricting the ownership and transfer of our stock are described in “Certain Provisions of Maryland Law And of Our Charter And Bylaws — Restrictions on Ownership and Transfer.” The restrictions in our charter are intended, among other things, to assist us in satisfying requirements 5 and 6 described above. These restrictions, however, may not ensure that we will be able to satisfy such share ownership requirements in all cases. If we fail to satisfy these share ownership requirements, we may fail to qualify as a REIT. We believe we have issued sufficient stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. For purposes of requirement 8, we have adopted December 31 as our year end for federal income tax purposes, and thereby satisfy this requirement.

Qualified REIT Subsidiaries. A “qualified REIT subsidiary” generally is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that is not treated as a taxable REIT subsidiary. A corporation that is a “qualified REIT subsidiary” is treated as a division of the REIT that owns, directly or indirectly, all of its stock and not as a separate entity for federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that directly or indirectly owns the qualified REIT subsidiary. Consequently, in applying the REIT requirements described herein, the separate existence of any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, as determined under the federal income tax laws, generally is not treated as an entity separate from its owner for federal income tax purposes. We own various direct and indirect interests in entities that are classified as partnerships and limited liability companies for state law purposes. Nevertheless, many of these entities currently are not treated as entities separate from their owners for federal income tax purposes because each such entity is treated as having a single owner for federal income tax purposes. Consequently, the assets and items of gross income of such entities will be treated as assets and items of gross income of their owners for federal income tax purposes, including the application of the various REIT qualification requirements.

An unincorporated domestic entity with two or more owners, as determined under the federal income tax laws, generally is taxed as a partnership for federal income tax purposes. In the case of a REIT that is an owner of an entity that is taxed as a partnership for federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of gross income of our Operating Partnership and each other partnership, joint venture, or limited liability company that is taxed as a partnership for federal income tax purposes and in which we own a direct or indirect equity interest is treated as our assets and items of gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share would be based on our proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, our proportionate share would be based on our proportionate interest in the capital of the entity.

Taxable REIT Subsidiaries. A REIT is permitted to own, directly or indirectly, up to 100% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT generally must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the securities, however, is automatically treated as a taxable REIT subsidiary without an election. Unlike a “qualified REIT subsidiary,” the separate existence of a taxable REIT subsidiary is not ignored for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income for purposes of the gross income tests, as described below, if earned directly by the parent REIT. Accordingly, a taxable REIT subsidiary generally is subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that a taxable REIT subsidiary earns. Rather, the stock issued by a taxable REIT subsidiary to us is an asset in our hands, and we will treat the distributions paid to us from such taxable REIT subsidiary, if any, as income. This treatment may affect our compliance with the gross income tests and asset tests. Because a REIT does not include the assets and income of taxable REIT subsidiaries in determining the REIT’s compliance with REIT requirements, such entities may be used by the REIT to undertake activities indirectly that the REIT requirements otherwise may preclude the REIT from doing directly or through a pass-through subsidiary (e.g., a partnership). If dividends are paid to us by one or more of our domestic taxable REIT subsidiaries that we may own, then a portion of such dividends that we distribute to our stockholders who are taxed at individual rates generally will be subject to federal income tax at the rates applicable to qualified dividend income rather than at the rates applicable to ordinary income. See “— Annual Distribution Requirements” and “—Taxation of Taxable U.S. Stockholders — Distributions.”

A taxable REIT subsidiary pays federal income tax at corporate rates on its taxable income for each taxable year. Restrictions imposed on REITs and their taxable REIT subsidiaries are intended to ensure that taxable REIT subsidiaries will be subject to appropriate levels of federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT and impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT, including services provided by a taxable REIT subsidiary to its parent REIT, or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in certain activities, such as the provision of noncustomary tenant services or third-party management services, indirectly through a taxable REIT subsidiary to the extent that we determine that such activities could jeopardize our REIT status if we engaged in the activities directly. We also may dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the potential imposition of the 100% tax on income from prohibited transactions. See “— Gross Income Tests — Rents from Real Property” and “— Gross Income Tests — Prohibited Transactions.”

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these.

Cancellation of indebtedness income and gross income from a sale of property that we hold primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, any gains from “hedging transactions,” as defined in “— Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive for the use of our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

First, the rent must not be based in whole or in part on the income or profits of any person. Participating or percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue and not to any extent determined by reference to any person’s income or profits, in compliance with the rules above.

Second, we generally must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a “related-party tenant,” other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. Because the constructive ownership rules are broad and it is not possible to monitor direct and indirect transfers of our stock continually, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified), other than a taxable REIT subsidiary.

Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related-party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own, directly or indirectly, more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.”

Third, we must not furnish or render noncustomary services, other than a de minimis amount of noncustomary services, as described below, to the tenants of our properties other than through an independent contractor from whom we do not derive or receive any income or through a taxable REIT subsidiary. We generally may provide services directly to our tenants, however, to the extent that such services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor from whom we do not derive or receive any income or a taxable REIT subsidiary, as long as the income attributable to the services (valued at not less than 150% of the direct cost of performing such services) does not exceed 1% of our gross income from such property. If the rent from a lease does not qualify as “rents from real property” because we furnish noncustomary services to the tenants of the property having a value in excess of 1% of our gross income from the related property, other than through a qualifying independent contractor or through a taxable REIT subsidiary, none of the rent from the property will qualify as “rents from real property.” We do not intend to provide any noncustomary services to our tenants, unless such services are provided through independent contractors from whom we do not derive or receive any income or through taxable REIT subsidiaries.

If the rent from a lease does not qualify as “rents from real property” because (1) the rent is based on the net income or profits of the tenant, (2) the lessee is a related-party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries, or (3) we furnish noncustomary services to the tenants of the property having a value in excess of 1% of our gross income from the related property, other than through a qualifying independent contractor or a taxable REIT subsidiary, we could lose our REIT status, unless we qualified for certain statutory relief provisions, because we may be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, in addition to base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

In addition, rent attributable to any personal property leased in connection with a lease of real property will not qualify as “rents from real property” if the rent attributable to such personal property exceeds 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year, or the “personal property ratio.” If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status, unless we were able to utilize certain statutory relief provisions. We believe that any income attributable to personal property will not jeopardize our ability to maintain our qualification as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of the personal property ratio for each of our leases, or that a court would agree with our calculation. If such a challenge were successful, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

We may invest opportunistically from time to time in mortgage debt and mezzanine loans. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. In general, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan, determined as of (i) the date we agreed to acquire or originate the loan or (ii) in the event of a “significant modification,” the date we modified the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property. The principal amount of the loan that is not secured by real property is the amount by which the loan exceeds the value of the real estate that is security for the loan.

Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We anticipate that any mezzanine loans that we originate or acquire typically will not meet all of the requirements for reliance on this safe harbor. Nevertheless, we intend to invest in any mezzanine loans in a manner that will enable us to continue to satisfy the gross income tests and asset tests.

Dividends. Dividends received by us from a taxable REIT subsidiary will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of the 75% and 95% gross income tests. Any dividends received by us from a qualified REIT subsidiary will be excluded from gross income for purposes of the 75% and 95% gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, and net income derived from such prohibited transactions is excluded from gross income solely for purposes of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances that exist from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the resulting imposition of the 100% prohibited transactions tax is available, however, if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the tax basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the taxable year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted tax bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate tax bases of all of the assets of the REIT at the beginning of the year (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) the ratio of (i) the aggregate adjusted tax bases of property (other than sales of foreclosure property or sales to which Section 1033 of the Code applies) sold during the three taxable year period ending with the taxable year in question, divided by (ii) the sum of the aggregate adjusted tax bases of all of the assets of the REIT as of the beginning of each of the three taxable years which are part of such applicable three taxable year period, did not exceed 20%, or (5) the ratio of (i) the fair market value of property (other than sales of foreclosure property or sales to which Section 1033 of the Code applies) sold during the three taxable year period ending with the taxable year in question, divided by (ii) the sum of the fair market value of all of the assets of the REIT as of the beginning of each of the three taxable years which are part of such applicable three taxable year period, did not exceed 20%;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven property sales (excluding sales of foreclosure property) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we will be able to comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may hold and dispose of certain properties through a taxable REIT subsidiary if we conclude that the sale or other disposition of such property may not fall within the safe-harbor provisions. The 100% prohibited transaction tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary although such gains will be taxed to the taxable REIT subsidiary at federal corporate income tax rates.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property, however, will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law,

after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property, however, where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the U.S. Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a taxable REIT subsidiary.

Hedging Transactions. From time to time, we or our subsidiaries may enter into hedging transactions with respect to one or more of our or our subsidiaries’ assets or liabilities. Our or our subsidiaries’ hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our subsidiaries’ trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) or (3) transactions entered into to hedge the income or loss from prior hedging transactions with respect to which the property or indebtedness which was the subject of the prior hedging transaction was disposed of or extinguished. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that qualifies for purposes of either or both of the gross income tests.

Failure to Satisfy Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may maintain our qualification as a REIT for that year if we are able to utilize certain relief provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet the applicable test is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income with the IRS in accordance with the Treasury Regulations.

We cannot predict, however, whether any failure to meet these tests will enable us to utilize the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets, or the “75% asset test,” must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds and personal property leased in connection with such real property, provided that the rent attributable to personal property is not greater than 15% of the total rent received under such lease;

•	interests in mortgage loans secured by real property;

•	stock or shares of beneficial interest in other REITs;

•	debt instruments of publicly-offered REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our assets that are not qualifying assets for purposes of the 75% asset test described above, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the “5% asset test.”

Third, of our assets that are not qualifying assets for purposes of the 75% asset test described above, we may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”

Fourth, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Sixth, not more than 25% of the value of our total assets may consist of debt instruments of publicly-offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly-offered REITs as assets that qualify for the 75% test solely because such debt instruments were issued by a publicly-offered REIT;

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in an entity taxed as a partnership for federal income tax purposes. The term “securities,” however, generally includes debt securities issued by an entity taxed as a partnership for federal income tax purposes or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by an entity taxed as a partnership or a corporation in which we or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. “Straight debt” securities include, however, debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment on a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related-party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity taxed as a partnership for federal income tax purposes in which we are an owner to the extent of our proportionate interest in the debt and equity securities of the entity.

•	Any debt instrument issued by an entity taxed as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of an entity taxed as a partnership for federal income tax purposes is our proportionate interest in any securities issued by such entity, without regard to the securities described in the preceding two bullet points above.

We believe that the assets that we hold satisfy the foregoing asset test requirements. We will not obtain, however, nor are we required to obtain under the federal income tax laws, independent appraisals to support our conclusions as to the value of our assets and securities or the real estate collateral for any mortgage or mezzanine loans that we may originate or acquire. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

As noted above, we may invest opportunistically in loans secured by interests in real property. If the outstanding principal balance of a loan at the end of a calendar quarter exceeds the fair market value of the real property securing such loan as of the date we agreed to originate or acquire the loan, a portion of such loan likely will not constitute a qualifying real estate asset for purposes of the 75% asset test. Although the law on the matter is not entirely clear, it appears that the nonqualifying portion of such loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that serves as security for that loan.

Failure to Satisfy Asset Tests. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. Nevertheless, if we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet point immediately above, we still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT status if (1) the failure is de minimis (i.e., up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, we will not lose our REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset causing the failure with the IRS, (3) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (4) we pay a tax equal to the greater of $50,000 or the highest federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

Each taxable year, we must make distributions, other than capital gain dividend distributions and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and excluding any net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November, or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. In both instances, these distributions relate to our prior taxable year for purposes of the annual distribution requirement.

We will pay federal income tax on any taxable income, including net capital gain, that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from prior years,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed.

We may elect to retain and pay federal income tax on the net long-term capital gain that we recognize in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirement and to minimize corporate income tax and avoid the 4% nondeductible excise tax.

In addition, if we were to recognize “built-in gain” on the disposition of any assets acquired from an entity treated as a C corporation for federal income tax purposes in a transaction in which our tax basis in the assets was determined by reference to such entity’s tax basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. “Built-in gain” is the excess of (1) the fair market value of the asset (measured at the time of acquisition) over (2) the tax basis of the asset (measured at the time of acquisition).

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain from an entity taxed as a partnership for federal income tax purposes in which we own an interest that is attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to make distributions to our stockholders that are sufficient to avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income or even to meet the annual distribution requirement. In such a situation, we may need to borrow funds or issue additional stock or, if possible, pay dividends consisting, in whole or in part, of our stock or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based on the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to maintain our qualification as a REIT. To avoid paying monetary penalties, we must demand, on an annual basis, information from certain of our stockholders designed to disclose the actual ownership of our outstanding stock, and we must maintain a list of those persons failing or refusing to comply with such demand as part of our records. A stockholder that fails or refuses to comply with such demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We intend to comply with these recordkeeping requirements.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, as discussed above, there are relief provisions available under the Code for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we were to fail to maintain our qualification as a REIT in any taxable year, and no relief provisions were available, we would be subject to (i) federal income tax on our taxable income at federal corporate income tax rates and (ii) any applicable federal alternative minimum tax. In calculating our taxable income for a year in which we failed to maintain our qualification as a REIT, we would not be able to deduct from our taxable income amounts distributed to our stockholders, and we would not be required under the Code to distribute any amounts to our stockholders for that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to our stockholders generally would be taxable to our stockholders as ordinary income. Subject to certain limitations of the federal income tax laws, our corporate stockholders may be eligible for the dividends received deduction, and stockholders taxed at individual rates may be eligible for a maximum federal income tax rate of 20% on such dividends. Unless we qualified for relief under the statutory relief provisions described in the preceding paragraph, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to maintain our qualification as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation in Connection with Holding Securities other than our Stock

We intend to describe in any prospectus supplement related to the offering of our warrants, debt securities, depositary shares or subscription rights, the material federal income tax considerations relating to the ownership and disposition of such securities, including, if applicable, (1) the taxation of any debt securities that will be sold with original issue discount or acquired with market discount or amortizable bond premium and (2) the tax treatment of sales, exchanges or retirements of our debt securities.

Taxation of Taxable U.S. Stockholders

For purposes of our discussion, the term “U.S. stockholder” means a holder of our common stock or preferred stock that, for federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement taxed as a partnership for federal income tax purposes (a “partnership”) holds our stock, the federal income tax treatment of an owner of the partnership generally will depend on the status of the owner and the activities of the partnership. If you are an owner of a partnership that may acquire our stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our stock by the partnership.

Distributions. As long as we qualify as a REIT, distributions made out of our current and accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gains will be treated as dividends to taxable U.S. stockholders. In determining the extent to which a distribution with respect to our stock constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock and then to our common stock. A corporate U.S. stockholder generally will not qualify for the dividends-received deduction with respect to dividends received from us. Dividends paid by us to a U.S. stockholder generally will not qualify for the tax rates applicable to “qualified dividend income.” Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we generally are not subject to federal income tax on the portion of our REIT taxable income that we distribute to our stockholders, our dividends generally will not constitute qualified dividend income. As a result, our REIT dividends generally will be taxed at the higher tax rates applicable to ordinary income. The highest marginal individual income tax rate on ordinary income currently is 39.6%. The federal income tax rates applicable to qualified dividend income generally will apply, however, to our ordinary REIT dividends, if any, that are (1) attributable to qualified dividends received by us from non-REIT corporations, such as any taxable REIT subsidiaries, or (2) attributable to income recognized by us and on which we have paid federal corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced federal income tax rate on qualified dividend income under such circumstances, a U.S. stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

Any distribution we declare in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any of those months and is attributable to our current and accumulated earnings and profits for such year of declaration will be treated as paid by us and received by the U.S. stockholder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.

Distributions to a U.S. stockholder which we designate as capital gain dividends generally will be treated as long-term capital gain, without regard to the period for which the U.S. stockholder has held our stock. See “— Capital Gains and Losses” below. A corporate U.S. stockholder may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay federal corporate income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to our stockholders, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. In addition, the U.S. stockholder would receive a credit or refund for its proportionate share of the federal corporate income tax we paid, and the U.S. stockholder would increase its tax basis in our stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the federal corporate income tax we paid.

A U.S. stockholder will not incur federal income tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the U.S. stockholder’s adjusted tax basis in our stock. Instead, the distribution will reduce the U.S. stockholder’s adjusted tax basis in our stock, and any amount in excess of both its share of our current and accumulated earnings and profits and its adjusted tax basis will be treated as capital gain, long-term if the stock has been held for more than one year, provided the stock is a capital asset in the hands of the U.S. stockholder.

U.S. stockholders may not include in their individual federal income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income, and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as, for example, losses from certain types of entities in which the U.S. stockholder is treated as a limited partner for federal income tax purposes, against such income. In addition, taxable distributions from us and gain from the disposition of our stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that taxable year that constitute ordinary income, return of capital and capital gain.

Dispositions. A U.S. stockholder who is not a dealer in securities generally must treat any gain or loss realized on a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held such stock for more than one year, and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between (1) the sum of the fair market value of any property and the amount of cash received in such disposition and (2) the U.S. stockholder’s adjusted tax basis in such stock. A U.S. stockholder’s adjusted tax basis in our stock generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of undistributed net capital gains deemed distributed by us to the U.S. stockholder over the federal corporate income tax deemed paid by the U.S. stockholder on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss on a sale or exchange of our stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes on a taxable disposition of shares of our stock may be disallowed if the U.S. stockholder purchases other shares of our stock within 30 days before or after the disposition.

Capital Gains and Losses. The federal income tax-rate differential between long-term capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum federal income tax rate on ordinary gain applicable to U.S. stockholders that are taxed at individual rates currently is 39.6%, and the maximum federal income tax rate on long-term capital gain applicable to U.S. stockholders that are taxed at individual rates currently is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally will designate whether a distribution that we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is attributable to the sale or exchange of “section 1250 property.” The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at federal corporate income tax rates, whether or not such gains are classified as long-term capital gains. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Additional Medicare Tax. A taxable U.S. stockholder that is an individual, an estate or an enumerated trust and that has taxable income in excess of certain thresholds (currently $250,000 for married couples filing jointly, $125,000 for married couples filing separately, $200,000 for single filers and heads of household and $12,500 for estates and trusts) generally is subject to a 3.8% Medicare tax on dividends received from us and on gain from the sale of our stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts (“qualified trusts”) and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income,” or UBTI. Amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. If a tax-exempt stockholder were to finance its acquisition of our stock with debt, however, a portion of the distribution that it received from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

Finally, in certain circumstances, a qualified trust that owns more than 10% of the value of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income that we derive from unrelated trades or businesses, determined as if we were a qualified trust, divided by our total gross income for the year in which we pay the dividends. Such rule applies to a qualified trust holding more than 10% of the value of our stock only if:

•	we are classified as a “pension-held REIT”; and

•	the amount of gross income that we derive from unrelated trades or businesses for the year in which we pay the dividends, determined as if we were a qualified trust, is at least 5% of our total gross income for such year.

We will be classified as a “pension-held REIT” if:

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the qualified trust to be treated as holding our stock in proportion to their actuarial interests in the qualified trust; and

•	either:

•	one qualified trust owns more than 25% of the value of our stock; or

•	a group of qualified trusts, of which each qualified trust holds more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock.

As a result of limitations included in our charter on the transfer and ownership of our stock, we do not expect to be treated as a “pension-held REIT”. Because shares of our common stock are publicly traded, however, we cannot guarantee that we will not be treated as a “pension-held REIT”.

Taxation of Non-U.S. Stockholders

For purposes of our discussion, the term “non-U.S. stockholder” means a holder of our stock that is not a U.S. stockholder, an entity or arrangement taxed as a partnership for U.S. federal income tax purposes or a tax-exempt stockholder. Special rules may apply to non-U.S. stockholders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, U.S. expatriates and foreign persons eligible for benefits under an applicable income tax treaty with the United States.

We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on the acquisition, ownership and disposition of our stock, including any reporting requirements.

Distributions. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or a USRPI (discussed below), and that we do not designate as a capital gain dividend or retained long-term capital gain will recognize ordinary income to the extent that we pay such distribution out of our current and accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. A non-U.S. stockholder generally will be subject to federal income tax at graduated rates, however, on any distribution treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, in the same manner as U.S. stockholders are taxed on distributions. A corporate non-U.S. stockholder may, in addition, be subject to the 30% branch profits tax with respect to any such distribution. We plan to withhold federal income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder submits an IRS Form W-8BEN to us evidencing eligibility for that reduced rate;

•	the non-U.S. stockholder submits an IRS Form W-8ECI to us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed such non-U.S. stockholder’s adjusted tax basis in our stock. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder’s adjusted tax basis in our stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted tax basis in our stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of our stock, as described below. See “— Dispositions” below. Under FIRPTA (discussed below), we may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than a distribution attributable to a sale of a USRPI), to the extent that we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we may withhold tax on the entire amount of any distribution. A non-U.S. stockholder may obtain a refund of amounts that we withhold, however, if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we maintain our qualification as a REIT, the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, may apply to our sale or exchange of a USRPI. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with the conduct of a U.S. trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

If a class of our stock is regularly traded on an established securities market in the United States (any such class of our stock referred to as a “publicly traded class”), capital gain distributions to a non-U.S. stockholder in respect of stock of such publicly traded class that is attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as such non-U.S. stockholder did not own more than 10% of the outstanding stock of such publicly traded class at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders owning 10% or less of the outstanding stock of such publicly traded class generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on other distributions. In addition, distributions to certain non-U.S. publicly-traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the outstanding stock of a publicly traded class. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules. Except as described in the immediately preceding two sentences, if a non-U.S. stockholder owned more than 10% of the outstanding stock of a publicly traded class at any time during the one-year period preceding the distribution, capital gain distributions to such non-U.S. stockholder in respect of the stock of such publicly traded class that are attributable to our sale of USRPIs would be subject to tax under FIRPTA, as described above.

If a distribution is subject to FIRPTA, we must withhold 35% of such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount that we withhold. Moreover, if a non-U.S. stockholder disposes of our stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Dispositions. Non-U.S. stockholders may incur tax under FIRPTA with respect to gain realized on a disposition of our stock since our stock will constitute a USRPI unless one of the applicable exceptions, as described below, applies. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

Non-U.S. stockholders generally will not incur tax under FIRPTA with respect to gain on a sale of our stock, however, as long as, at all times during a specified testing period, we are domestically controlled, i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that we will be domestically controlled. In addition, even if we are not domestically controlled, a non-U.S. stockholder that owned, actually or constructively, 10% or less of the outstanding stock of a publicly traded class at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of such stock. In addition, dispositions of our stock by qualified shareholders are not subject to FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the outstanding stock of a publicly traded class. An actual or deemed disposition of our stock by such shareholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

A non-U.S. stockholder generally will incur tax on gain from a disposition of our stock not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-U.S. stockholder will incur a 30% tax on its capital gains.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions that we pay during each calendar year, and the amount of tax that we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (at a rate of 28%) with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that such non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a “U.S. person” that is not an exempt recipient. Payments of the proceeds from a disposition or redemption of our stock that occurs outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting (but not backup withholding) generally will apply to such a payment, however, if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition of our stock by a non-U.S. stockholder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Foreign Account Tax Compliance Act Requirements

The Foreign Account Tax Compliance Act (“FATCA”) imposes a federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. FATCA generally imposes a federal withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Under delayed effective dates provided for in the Treasury Regulations and other IRS guidance, such required withholding will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our stock.

If withholding is required under FATCA on a payment related to our stock, holders of our stock that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). You should consult your own tax advisor regarding the effect of FATCA on an investment in our stock.

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships.

The following discussion summarizes the material federal income tax considerations applicable to our investment in the Operating Partnership and our other subsidiaries that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as the “Partnerships.” The following discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are required to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses but only if such Partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners, as determined for federal income tax purposes, will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations;” and

•	is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners for federal income tax purposes may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be taxed as a partnership for federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any Partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such Partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that any of our direct or indirect subsidiaries is or will be classified as a partnership for federal income tax purposes. If, for any reason, any such subsidiary were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we may not be able to maintain our qualification as a REIT, unless we qualify for certain statutory relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in any such subsidiary’s status for federal income tax purposes may be treated as a taxable event, in which case we may incur tax liability without any related cash distribution. See “— Annual Distribution Requirements.” Further, items of income and deduction of such subsidiary would not pass through to us, and we would be treated as a stockholder of such entity for federal income tax purposes. Consequently, such subsidiary would be required to pay income tax at corporate rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A Partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our distributive share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution that is less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations. Although an agreement among the owners of an entity taxed as a partnership for federal income tax purposes generally will determine the allocation of income and losses among the owners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the “partners’ interests in the partnership,” which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the owners with respect to such item.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to an entity taxed as a partnership for federal income tax purposes in exchange for an interest in such entity must be allocated for federal income tax purposes in a manner such that the contributing owner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the “704(c) Allocations”). The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at that time, referred to as a book-tax difference. A book-tax difference attributable to depreciable property generally is decreased on an annual basis as a result of the allocation of depreciation deductions to the contributing owner for book purposes, but not for tax purposes. The 704(c) Allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the owners. The Treasury Regulations require entities taxed as partnerships for federal income tax purposes to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outline several reasonable allocation methods.

The carryover tax basis of any properties actually contributed by another person our Operating Partnership or another Partnership in which we own an interest, under certain reasonable methods available to us, including the “traditional method,” (1) may cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, may cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding tax benefit to the contributing partners. An allocation described in clause (2) of the immediately preceding sentence may cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which may adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends.

Tax Basis in Partnership Interest. Our adjusted tax basis in any Partnership interest we own generally will be:

•	the amount of cash and the tax basis of any other property we contribute to the Partnership;

•	increased by our distributive share of the Partnership’s income (including tax-exempt income) and any increase in our allocable share of indebtedness of the Partnership; and

•	reduced, but not below zero, by our distributive share of the Partnership’s loss (including any non-deductible items), the amount of cash and the tax basis of property distributed to us, and any reduction in our allocable share of indebtedness of the Partnership.

Loss allocated to us in excess of our tax basis in a Partnership interest will not be taken into account for federal income tax purposes until we again have tax basis sufficient to absorb the loss. A reduction of our allocable share of indebtedness of the Partnership will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis in the Partnership interest. Distributions, including constructive distributions, in excess of the tax basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Our share of any Partnership’s gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Gross Income Tests.” We presently do not intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade or business.

Possible Legislative or Other Actions Affecting Tax Consequences

You should recognize that the current federal income tax treatment of an investment in our securities may be modified by legislative, judicial or administrative action at any time and that any such action may affect an investment in our securities adversely. Legislators, the U.S. Treasury Department and the IRS regularly review the federal income tax laws, including the Code, Treasury Regulations, rulings, administrative interpretations and practices of the IRS. Revisions to the federal income tax laws could make an investment in our securities less attractive from a federal income tax standpoint. Consequently, you should consult your own tax advisors regarding the effect of potential changes to the federal income tax laws on an investment in our securities.

State and Local Taxes

We and you may be subject to taxation by various states and localities, including those in which we or a holder of our securities transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

PLAN OF DISTRIBUTION

Offering and Sale of Securities

Unless otherwise set forth in an accompanying prospectus supplement to this prospectus, we may sell the securities being offered hereby, from time to time, in one or more offerings, on a continuous or delayed basis, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	to or through dealers, brokers, placement agents or other agents; and

•	to investors directly in negotiated sales or in competitively bid transactions, on a continuous or delayed basis.

Each prospectus supplement will describe the terms of the offering of the respective securities, including:

•	the name or names of any underwriters, dealers, brokers, placement agents or other agents, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at fixed prices which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of the offering of the respective securities including:

•	the number and terms of the securities to which such prospectus relates;

•	the name or names of any underwriters, dealers, brokers, placement agents or other agents with whom we have entered into arrangements with respect to the sale of such securities;

•	any delayed delivery arrangements;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	the rules and procedures for any auction or bidding process, if used;

•	the public offering or purchase price of such securities and the net proceeds we will receive from such sale; and

•	any other applicable terms of the offering.

If we do not name a firm in the prospectus supplement, the firm may not directly or indirectly participate in any underwriting of those securities, although it may participate in the distribution of securities under circumstances entitling it to a dealer’s allowance or agent’s commission. We may also enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment).

Sales Through Underwriters

If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the accompanying prospectus supplement. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

Sales Through Agents

We may sell securities directly or through agents that we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions that we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the accompanying prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified, and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them. If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at a price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the accompanying prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of these contracts.

Direct Sales

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions that we must pay for solicitation of these contracts in the prospectus supplement.

General Information

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Our common stock trades on the NASDAQ under the symbol “LAND.” Our Series A Term Preferred Stock trades on the NASDAQ under the symbol “LANDP.” All securities that we offer, other than our common stock and other than securities issued upon a reopening of a previous series, such as our outstanding series of Series A Term Preferred Stock, will be new issues of securities with no established trading market, and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters may make a market in these securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities sold by us.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price in accordance with Rule 104 of Regulation M. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Short covering transactions also may be effected through a partial or full over-allotment exercise granted to them by us. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ may engage in passive market making transactions in the securities on the NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of the offering and before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

We may sell the securities in exchange in whole or part for consideration other than cash. This consideration may consist of services or products, whether tangible or intangible, and including services or products we may use in our business; outstanding debt or equity securities of our company or one or more of its subsidiaries; debt or equity securities or assets of other companies, including in connection with investments, joint ventures or other strategic transactions, or acquisitions; release of claims or settlement of disputes; and satisfaction of obligations, including obligations to make payments to distributors or other suppliers and payment of interest on outstanding obligations. We may sell the securities as part of a transaction in which outstanding debt or equity securities of our company or one or more of our subsidiaries are surrendered, converted, exercised, canceled or transferred.

Some of the underwriters, dealers and agents and their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided in connection with our initial public offering, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and in the future may receive, customary fees.

DESCRIPTION OF UNITS

We may issue units comprised of common stock, preferred stock, warrants, or any combination thereof. Units may be issued in one or more series, independently or together with common stock, preferred stock or warrants, and the units may be attached to or separate from such securities. We may issue units directly or under a unit agreement to be entered into between us and a unit agent. We will name any unit agent in the applicable prospectus supplement. Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units. Below is a description of certain general terms and provisions of the units that we may offer. Particular terms of the units will be described in the applicable unit agreements and the applicable prospectus supplement for the units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date. We may issue units in such amounts and in such numerous distinct series as we determine.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units.

The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively. We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described in this section; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

LEGAL MATTERS

Certain federal income tax matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain matters of Maryland law, including the validity of the securities to be offered by means of this prospectus, will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as well as our definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our website address is www.GladstoneLand.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, except as described below, a part of this prospectus or any accompanying prospectus supplement or incorporated into any other filings that we make with the SEC.

This prospectus comprises only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and, therefore, omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with it which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document. Any reports filed by us with the SEC after this prospectus is filed and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We previously filed the following documents with the SEC, and such filings are incorporated by reference into this prospectus.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 21, 2017 (including portions of our definitive Proxy Statement, to be filed on March 31, 2017, for the 2017 Annual Meeting of Stockholders incorporated therein by reference);

•	Current Report on Form 8-K, filed on March 9, 2017;

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed January 28, 2013, including any subsequent amendment or any report filed for the purpose of updating such description; and

•	The description of our 6.375% Series A Cumulative Term Preferred Stock contained in our Registration Statement on Form 8-A filed August 16, 2016, as updated through subsequently filed reports.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until all of the securities offered by this prospectus have been sold or we otherwise terminate the offering of these securities, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and information previously filed with the SEC.

You may request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing or calling Investor Relations at the following address and telephone number:

Investor Relations

Gladstone Land Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

(703) 287-5893

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information, and you should not rely on such information if you receive it. We are not making an offer of or soliciting an offer to buy, any securities in any state or other jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

Maximum of 6,000,000 Shares

6.00% Series B Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

PROSPECTUS SUPPLEMENT

Gladstone Securities, LLC

May 31, 2018